Exhibit 4.15

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE

dated as of June 29, 2021

between

JBS USA LUX S.A.,
as the Company

and

REGIONS BANK,
as Trustee

5.500%
Senior Notes due 2030

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of June 29, 2021, between JBS USA LUX S.A., a Luxembourg public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 8-10, avenue de la Gare, L-1610, Luxembourg and registered with the Luxembourg Register of Commerce and Companies under number B 203.443 (the “Company”), and REGIONS BANK, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, JBS USA Finance, Inc. and JBS USA Food Company (each, a “Co-Issuer,” and collectively with the Company, the “Issuers”), the Company, each of the Guarantors (as defined in the Indenture) party thereto, and U.S. Bank National Association, as predecessor to the Trustee, entered into the Indenture, dated as of August 6, 2019 (the “Indenture”), relating to the Issuers’ 5.500% Senior Notes due 2030 (the “Notes”);

WHEREAS, Section 10.02 of the Indenture permits the Company and the Trustee, together, to amend, supplement or waive certain provisions of the Indenture for the purposes set forth herein with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes (not including any Notes that are owned by the Issuers or any of their respective Affiliates);

WHEREAS, pursuant to the Consent Solicitation Statement, dated as of June 21, 2021 (the “Consent Solicitation Statement”), the Company has solicited consents from the Holders of the Notes to amend the Indenture as set forth herein (the “Amendments”);

WHEREAS, the Holders of a majority in aggregate principal amount of the outstanding Notes (not including any Notes that are owned by the Issuers, or any of their respective Affiliates) have consented to the Amendment to the Indenture, as certified by D.F. King & Co., Inc. on the date hereof;

WHEREAS, the Trustee has received an Officer’s Certificate of the Company and an Opinion of Counsel in accordance with Sections 10.06 and 12.04 of the Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee hereby agree as follows:

ARTICLE I

Definitions and Other Provisions of General Application

Section 1.01. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture. All definitions in the Indenture shall be read in a manner consistent with the terms of this Supplemental Indenture.

ARTICLE II

AMENDMENTS

Section 2.01. Amendment to Definitions

(a) The following definitions in Section 1.01 (“Definitions and Incorporation by Reference”) of the Indenture are hereby deleted in their entirety and replaced in the correct alphabetical order with the following defined terms:

“Asset Sale” means any sale, lease (other than operating leases entered into in the ordinary course of business), transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions that are part of a common plan) of shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) outside the ordinary course of business by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than:

(1) a disposition by a Restricted Subsidiary to the Company or a Restricted Subsidiary, or by the Company to a Restricted Subsidiary;

(2) a disposition of inventory;

(3) a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries;

(4) a disposition or a series of related dispositions of property with a Fair Market Value of less than US$75.0 million;

(5) for purposes of Section 4.11 only, (x) the making of any Restricted Payment or Permitted Investment that is permitted to be made and is made under Section 4.09 and (y) a disposition of all or substantially all the assets of the Company in accordance with Sections 4.07 and 6.01;

(6) licenses or similar agreements with respect to intellectual property or other general intangibles owned or licensed by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(7) a disposition of cash or Cash Equivalents;

(8) a Sale and Leaseback Transaction permitted by Sections 4.08 and 4.10;

(9) pro rata dispositions of property to joint venture partners in connection with the dissolution or other termination of a joint venture;

(10) a transfer resulting from a casualty or condemnation of assets;

(11) any sale or disposition deemed to occur in connection with creating or granting any Liens (but not the sale or other disposition of the property subject to such Lien);

(12) any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claim of any kind;

(13) any issuance, sale or pledge of Equity Interests in, or Debt or other securities of, an Unrestricted Subsidiary;

(14) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Related Business;

(15) any disposition that is a transfer of property subject to casualty or condemnation proceedings (including in lieu thereof) upon the receipt of the net cash proceeds therefor; provided such net cash proceeds are deemed to be Net Available Cash and are applied in accordance with Section 4.11;

(16) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(17) a foreclosure on assets or a disposition of Investments or receivables in connection with the compromise, settlement or collection thereof in bankruptcy or similar proceedings;

(18) sales of livestock on arm’s length terms, as determined by the Company;

(19) any sale of assets received in compromise of (a) obligations of trade creditors or customers owing to the Company or a Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (b) litigation, arbitration or other disputes; and

(20) the sale or discounting of accounts receivable.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York or the Corporate Trust Office are authorized or required by law to close.

“Capitalized Lease Obligation” means, as to any Person, the obligation of such Person to pay rent or other amounts under a lease to which such Person is a party that is required to be classified and accounted for as a financing lease obligation under GAAP or IFRS, as applicable.

“Cash Equivalents” means any of the following:

(1) any Investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof and maturing within one year of acquisition thereof;

(2) Investments in eurodollar time deposits, time deposit accounts, certificates of deposit and money market deposits maturing within 360 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of US$250 million and (a) in the case of such Investments maturing later than 180 days from the date of acquisition thereof, whose long-term debt, or whose parent holding company’s long-term debt, is rated “BBB-” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Section 3(a)(62) of the Exchange Act) and (b) in the case of such Investments maturing not later than 180 days from the date of acquisition thereof, whose short term debt, or whose parent holding company’s long-term debt, is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Section 3(a)(62) of the Exchange Act);

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4) Investments in commercial paper, maturing not more than 360 days after the date of acquisition, with an Investment Grade Rating at the time as of which any investment therein is made;

(5) Investments in securities maturing not more than 360 days after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A2” by Moody’s;

(6) Debt or Preferred Stock issued by Persons with an Investment Grade Rating with maturities of 12 months or less from the date of acquisition;

(7) Investments in mutual funds whose investment guidelines restrict substantially all of such funds’ investments to those satisfying the provisions of clauses (1) through (6) above; and

(8) in the case of any Foreign Subsidiary, investments denominated in the currency of the jurisdiction in which such Foreign Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (1) through (7) of this definition and are used in the ordinary course of business by similar companies for cash management purposes in the relevant jurisdiction.

“Change of Control” means the occurrence of any of the following events:

(1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to a Person, other than a Restricted Subsidiary or one or more Permitted Holders; or

(2) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Effective Date), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Effective Date) of more than 50% of the total voting power of the Voting Stock of the Company other than in connection with any transaction or series of transactions in which the Company shall become the wholly owned subsidiary (other than any director’s qualifying shares or shares owned by foreign nationals to the extent mandated by applicable law) of a direct or indirect parent entity of the Company of which no person or group, as noted above, holds 50% or more of the total voting power (other than a Permitted Holder).

For purposes of this definition, any direct or indirect holding company of the Company shall not itself be considered a “person” or “group”; provided that no “person” or “group” (other than one or more of the Permitted Holders) beneficially owns, directly or indirectly, more than a majority of the total voting power of the Voting Stock of such holding company.

“Change of Control Triggering Event” means (x) the occurrence of a Change of Control that is accompanied or followed by a downgrade of the Notes within the Ratings Decline Period by both of the Ratings Agencies and (y) the rating of the Notes on any day during such Ratings Decline Period is below the rating by two such Rating Agency in effect immediately preceding the first public announcement of the Change of Control (or occurrence thereof if such Change of Control occurs prior to public announcement); provided that each such rating decline is in whole or in part in connection with a Change in Control.

“Commodity Agreement” means any commodity futures contract, commodity option or similar agreement or arrangement designed to protect against fluctuations in the price of commodities.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, capitalized expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP or IFRS, as applicable.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1) increased (without duplication) by:

(a) provision for taxes based on income or profits or capital, including, without limitation, state, franchise, excise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period deducted, including any penalties and interest relating to any tax examinations (and not added back) in computing Consolidated Net Income, plus

(b) Consolidated Interest Expense of such Person for such period (including (x) net losses from Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities, in each case, to the extent included in Consolidated Interest Expense), together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (1)(u) through (1)(z) thereof, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income, plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted in computing Consolidated Net Income, plus

(d) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment (or Parent Permitted Investment, as applicable), acquisition, disposition, recapitalization or the incurrence of Debt permitted to be incurred by this Indenture (including a refinancing thereof) (whether or not successful), including, without limitation, (i) such fees, expenses or charges related to the offering of the Notes and the Senior Secured Credit Agreements and (ii) any amendment or other modification of the Notes, and, in each case, deducted in computing Consolidated Net Income, plus

(e) the amount of any restructuring charge or reserve or non-recurring integration costs deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Effective Date and costs related to the closure and/or consolidation of facilities, including any lease termination costs, severance costs, facility shutdown costs and other restructuring charges related to or associated with a permanent reduction in capacity, closure of plants or facilities, cut-backs or plant closures or a significant reconfiguration of a facility, plus

(f) any other non-cash charges, including any write-off or write-downs, reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period, plus

(g) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income, plus

(h) expenses consisting of internal software development costs that are expensed during the period but could have been capitalized under alternative accounting policies in accordance with GAAP or IFRS, as applicable, plus

(i) costs of surety bonds incurred in such period in connection with financing activities, plus

(j) the amount of net cost savings and synergies projected by such Person in good faith to be realized as a result of specified actions taken or to be taken prior to or during such period (which cost savings or synergies shall be subject only to certification by management of such Person and shall be calculated on a pro forma basis as though such cost savings or synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings or synergies are reasonably identifiable and factually supportable,(B) such actions have been taken or are to be taken within 18 months after the date of determination to take such action and (C) no cost savings or synergies shall be added pursuant to this clause (j) to the extent duplicative of any expenses or charges relating to such cost savings or revenue enhancements that are included in clause (k) below with respect to such period, plus

(k) business optimization expenses (including consolidation initiatives, severance costs and other costs relating to initiatives aimed at profitability improvement), plus

(l) restructuring charges or reserves (including restructuring costs related to acquisitions after the Effective Date and to closure and/or consolidation of facilities and to exiting lines of business), plus

(m) the amount of loss or discount on sale of receivables and related assets to a Receivables Subsidiary in connection with a Receivables Facility, plus

(n) any costs or expense incurred by Person or a Restricted Subsidiary of such Person pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Equity Interest of the Company (other than Disqualified Capital Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in Section 4.09(a)(iii) and Section 5.02(a)(iii); plus

(o) the amount of expenses relating to payments made to option holders of any direct or indirect parent entity of such Person in connection with, or as a result of, any distribution being made to shareholders of such Person, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under this Indenture, plus

(p) with respect to any joint venture, an amount equal to the proportion of those items described in clauses (a) and (c) above relating to such joint venture corresponding to such Person and its Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary), plus

(q) the amount of any loss attributable to a new plant or facility until the date that is 18 months after the date of commencement of construction or the date of acquisition thereof, as the case may be; provided that (A) such losses are reasonably identifiable and factually supportable and certified by a responsible officer of such Person, (B) losses attributable to such plant or facility after 18 months from the date of commencement of construction or the date of acquisition of such plant or facility, as the case may be, shall not be included in this clause (q) and (C) no amounts shall be added pursuant to this clause (q) to the extent duplicative of any expenses or charges relating to such cost savings or revenue enhancements that are included in clauses (j) or (k) above with respect to such period;

(2) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period; and

(3) increased (in the case of a loss) or decreased (in the case of a gain) by (without duplication) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Debt (including any net loss or gain resulting from hedge agreements for currency exchange risk and revaluations of intercompany balances, including, without limitation, Currency Protection Agreements).

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP or IFRS, as applicable; provided that, without duplication,

(1) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses, severance, relocation costs, new product introductions, and one-time compensation charges shall be excluded,

(2)  the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(3)  any after-tax effect of income (loss) from disposed, or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(4)  any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined by the Company, shall be excluded,

(5)  the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Company shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash or Cash Equivalents) or that (as reasonably determined by the Company) could have distributed to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(6)  [reserved]

(7)  effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements required or permitted by ASC 805 and ASC 350 (formerly Financial Accounting Standards Board Statement Nos. 141 and 142, respectively) resulting from the application of purchase accounting in relation to any acquisition that is consummated after the Effective Date or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(8)  any after-tax effect of income (loss) from the early extinguishment of Debt or Hedging Obligations or other derivative instruments (including deferred financing costs written off and premiums paid) shall be excluded,

(9)  any impairment charge, asset write-off or write-down pursuant to ASC 350 and ASC 360 (formerly Financial Accounting Standards Board Statement Nos. 142 and No. 144, respectively) and the amortization of intangibles arising pursuant to ASC 805 (formerly Financial Accounting Standards Board Statement No. 141) shall be excluded,

(10)  any non-cash compensation expense recorded from grants of stock appreciation or similar rights, phantom equity, stock options, restricted stock or other rights to officers, directors, consultants or employees shall be excluded,

(11)  any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, recapitalization, Asset Sale, issuance or repayment of Debt, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including, without limitation, any such transaction consummated prior to the Effective Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(12)  changes in accruals or reserves as a result of adoption or modification of accounting policies shall be excluded, and

(13)  to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), losses and expenses with respect to liability or casualty events or business interruption shall be excluded.

“Consolidated Total Indebtedness” of any Person means, as at any date of determination, an amount equal to the sum of (x) the aggregate amount of all outstanding Debt of such Person and its Restricted Subsidiaries on a consolidated basis described in clauses (1), (2), (3), (5) and (6) of the definition of “Debt” (provided that in the case of clause (6), such Debt relates to guarantees of Debt of another Person of the type referred to in clauses (1), (2) and (3) of the definition of “Debt”, other than Debt relating to purchases of raw materials or other supply-related obligations in the ordinary course of business, and including, for the avoidance of doubt, all obligations relating to Receivables Facilities) and (y) the aggregate amount of all outstanding Disqualified Capital Stock of such Person and all Disqualified Capital Stock and Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Capital Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP or IFRS, as applicable, and calculated on a pro forma basis in a manner consistent with the adjustments set forth in the definition of “Fixed Charge Coverage Ratio.” For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock or Preferred Stock as if such Disqualified Capital Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Indenture.

“Currency Protection Agreement” means any currency protection agreement entered into with one or more financial institutions that is designed to protect the Person or entity entering into the agreement against fluctuations in currency exchange rates with respect to Debt Incurred and not for purposes of speculation.

“Current Assets” means, with respect to any Person, the total current assets of such Person and its Subsidiaries, on a consolidated basis prepared in accordance with GAAP or IFRS, as applicable.

“Debt” means, with respect to any Person on any date of determination, without duplication, any indebtedness of that Person:

(1) for borrowed money (but only with regard to the principal of and premium (if any) in respect of such borrowed money);

(2) evidenced by bonds, debentures, notes or other similar instruments;

(3) constituting Capitalized Lease Obligations;

(4) Incurred or assumed as the deferred and unpaid purchase price of property or services, or pursuant to conditional sale obligations and title retention agreements (but excluding trade accounts payable and accrued expenses arising in the ordinary course of business), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

(5) for reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of Incurrence);

(6) for Debt of other Persons to the extent guaranteed by such Person;

(7) for Hedging Obligations; and

(8) for Debt of any other Person of the type referred to in clauses (1) through (7) which is secured by any Lien on any property or asset of such first referred to Person, the amount of such Debt being deemed to be the lesser of the value of the property or asset underlying the Lien or the amount of the Debt so secured;

provided, however, that notwithstanding the foregoing, Debt does not include (i) Cash Management Services, (ii) any item set forth above that does not appear as a liability on the balance sheet of such Person, or (iii) Debt of any parent entity appearing on the balance sheet of the Company solely by reason of push-down accounting under GAAP or IFRS, as applicable.

The amount of Debt of any Person at any date will be:

(a) the sum of the outstanding principal amount of all unconditional obligations described above, as such amount would be reflected on a balance sheet prepared in accordance with GAAP or IFRS, as applicable; and

(b) the accreted value of that Debt, in the case of any Debt issued with original issue discount.

“Excluded Contributions” means Net Cash Proceeds, the Fair Market Value of marketable securities or the Fair Market Value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Related Business received by the Company from (a) contributions to its common equity or (b) the sale (other than to a Subsidiary of the Company (or Parent, as applicable) or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company or Parent, as applicable) of Qualified Capital Stock of the Company or Parent, as applicable, in each case designated as Excluded Contributions pursuant to an officer’s certificate executed by the principal financial officer of the Company or Parent, as applicable on the date such capital contributions are made or the date such Capital Stock is sold, as the case may be, which are excluded from the calculation set forth in Section 4.09(a)(iii) and Section 5.02(a)(iii).

“Existing Debt” means Debt (i) outstanding on the Effective Date or (ii) incurred under commitments in effect on the Effective Date under any revolving agreement (other than under the ABL Revolving Credit Agreement).

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined in good faith by such Person, whose determination shall be conclusive.

“Fixed Charge Coverage Ratio” means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal financial statements are available to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1) if such Person or any Restricted Subsidiary:

(a) has Incurred any Debt since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio includes an Incurrence of Debt, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Debt as if such Debt had been Incurred on the first day of such period (except that in making such computation, the amount of Debt under any revolving Credit Facility outstanding on the date of such calculation will be deemed to be:

(i) the average daily balance of such Debt during such four fiscal quarters or such shorter period for which such facility was outstanding or

(ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Debt during the period from the date of creation of such facility to the date of such calculation)

and the repayment, repurchase, redemption, retirement, defeasance or other discharge of any other Debt with the proceeds of such new Debt as if such repayment, repurchase, redemption, retirement, defeasance or other discharge had occurred on the first day of such period; or

(b) has repaid, repurchased, redeemed, retired, defeased or otherwise discharged any Debt since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio includes a repayment, repurchase, redemption, retirement, defeasance or other discharge of Debt (in each case, other than Debt Incurred under any revolving Credit Facilities unless such Indebtedness has been permanently repaid and the related commitment terminated and not replaced), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Debt, including with the proceeds of such new Debt, as if such discharge had occurred on the first day of such period;

(2) if since the beginning of such period, such Person or any Restricted Subsidiary will have made any Asset Sale or disposed of or discontinued (as defined under GAAP or IFRS, as applicable) any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio includes such a transaction:

(a) the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets that are the subject of such disposition or discontinuation for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(b) Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Debt of such Person or any Restricted Subsidiary repaid, repurchased, redeemed, retired, defeased or otherwise discharged (to the extent the related commitment is permanently reduced) with respect to such Person and its continuing Restricted Subsidiaries in connection with such transaction for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Debt of such Restricted Subsidiary to the extent such Person and its continuing Restricted Subsidiaries are no longer liable for such Debt after such sale);

(3) if since the beginning of such period such Person or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary or is merged with or into the Company or a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Debt) as if such Investment or acquisition occurred on the first day of such period; and

(4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have Incurred any Debt or discharged any Debt, made any disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (1), (2) or (3) above if made by such Person or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of such Person (and may include, without limitation, for the avoidance of doubt, cost savings and operating expense reductions from such Investment, acquisition, merger or consolidation that is being given pro forma effect that have been or are expected to be realized); provided that such calculations are set forth in an Officer’s Certificate stating (i) that such calculations are based on the reasonable good faith beliefs of the officer executing such Officer’s Certificate at the time of such execution and (ii) that any related Incurrence of Debt is permitted pursuant to this Indenture. If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Protection Agreement applicable to such Debt if such Interest Rate Protection Agreement has a remaining term in excess of 12 months). If any Debt that is being given pro forma effect bears an interest rate at the option of such Person, the interest rate shall be calculated by applying such optional rate chosen by such Person.

“Hedging Obligations” means, with respect to any specified entity, the obligations of that entity under:

(1) any Interest Rate Protection Agreement;

(2) foreign exchange contracts and Currency Protection Agreements;

(3) any Commodity Agreement; and

(4) other agreements or arrangements and designed to protect that entity against fluctuations in interest rates, currency exchange rates or commodity prices and not entered into for speculative purposes.

“IFRS” means, at Parent’s option, International Financial Reporting Standards as adopted by the International Accounting Standards Board, as implemented in Brazil through the accounting pronouncements of the Brazilian Committee of Accounting Pronouncements (Comité de Pronunciamentos Contábeis) approved by the Brazilian Securities Commission (Comissão de Valores Mobiliários), or as implemented through the accounting pronouncements by international accounting standards or in the jurisdiction in which Parent or Parent Reporting Entity is domiciled.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or IFRS, as applicable, or otherwise, of any such Debt or obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP or IFRS, as applicable, that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; provided further, however, that any Debt or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) or merges into such other Person shall be deemed to be incurred by such Subsidiary or such other Person, as the case may be, at the time it becomes a Subsidiary or at the time of the merger. Solely for purposes of determining compliance with Section 4.08 and Section 5.01, the following shall not be deemed to be the Incurrence of Debt:

(1) amortization of debt discount or the accretion of principal with respect to a non-interest-bearing or other discount security,

(2) the payment of regularly scheduled interest in the form of additional Debt of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms, and

(3) the obligation to pay a premium in respect of Debt arising in connection with the issuance of a notice of redemption or the making of a mandatory offer to purchase such Debt.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or equivalent) by Moody’s and BBB- (or equivalent) by S&P or Fitch, or an equivalent rating by any other Rating Agency.

“Leverage Ratio,” as of any date of determination, means the ratio of:

(1) the sum of the Consolidated Total Indebtedness of the Company or Parent, as applicable, and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which internal financial statements are available minus the aggregate cash and cash equivalents included in the cash and cash equivalents accounts listed on the consolidated balance sheet of the Company or Parent, as applicable, and its Restricted Subsidiaries as at such date, to

(2) Consolidated EBITDA of the Company or Parent, as applicable, and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal financial statements are available, in each case, calculated on a pro forma basis in a manner consistent with the adjustments set forth in the definition of “Fixed Charge Coverage Ratio.”

“Net Available Cash” from an Asset Sale means cash or Cash Equivalents received, including any payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the properties or assets subject to that Asset Sale, from that Asset Sale, in each case net of:

(1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all U.S. federal, state, foreign and local taxes required to be paid or accrued as a liability under GAAP or IFRS, as applicable, in connection with such Asset Sale;

(2) all payments required to be made, and made, on any Debt which is secured by any assets subject to such Asset Sale, other than the Senior Secured Credit Agreements, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to the Asset Sale, or by applicable law, be repaid out of the proceeds from the Asset Sale;

(3) all distributions and other payments required to be made to any Person owning a beneficial interest in assets subject to sale or minority interest holders in Subsidiaries or joint ventures as a result of the Asset Sale;

(4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP or IFRS, as applicable, against any liabilities associated with the assets disposed of in the Asset Sale and retained by the Company or any Restricted Subsidiary of the Company after that Asset Sale; and

(5) any portion of the purchase price from an Asset Sale placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Sale or otherwise in connection with that Asset Sale; provided, however, that upon the termination of that escrow, Net Available Cash shall be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP or IFRS, as applicable, and before any reduction in respect of Preferred Stock dividends.

“Parent Guarantors” means, (i) Parent, (ii) Holding, (iii) JBS Global Luxembourg S.à r.l., (iv) JBS Holding Luxembourg S.à. r.l, (v) JBS Global Meat Holdings Pty. Limited and (vi) any other Subsidiary of Parent that delivers a Guarantee.

“Permitted Investments” means an Investment by the Company or any of its Restricted Subsidiaries in:

(1) cash or Cash Equivalents;

(2) an Investment existing on the Effective Date or made pursuant to binding commitments in effect on the Effective Date, and any Investment that replaces, refinances or refunds an existing investment; provided that the new Investment is in an amount that does not exceed the amount of, and is in the same Person as, the Investment so replaced, refinanced or refunded;

(3) receivables owing to the Company or any of its Restricted Subsidiaries, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, including any receivables from livestock suppliers;

(4) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(5) loans and advances to officers, directors or employees of or independent contractors to the Company or any of its Restricted Subsidiaries made in the ordinary course of business in an aggregate amount outstanding at any one time not to exceed US$25.0 million;

(6) any Investment acquired by the Company or any Restricted Subsidiary

(i) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Company of such other Investment or accounts receivable;

(ii) no satisfaction of judgments or claims as a result of a foreclosure by the Company or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(iii) in compromise of obligations of any Person that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any such Person; or litigation, arbitration or other dispute;

(7) Hedging Obligations permitted under clause (v) of the definition of “Permitted Debt”;

(8) Investments in Unrestricted Subsidiaries in an aggregate amount which, when taken together with all Investments made pursuant to this clause (8), does not exceed in the aggregate amount at any one time outstanding the greater of (i) US$750.0 million and (ii) 3.0% of Total Assets of the Company;

(9) other Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments made pursuant to this clause (9), in an aggregate amount at any time outstanding not to exceed the greater of (i) US$1,250.0 million and (ii) 5.0% of Total Assets of the Company;

(10) Persons to the extent such Investment is received by the Company or any Restricted Subsidiary as non-cash consideration for Asset Sales effected in compliance with Section 4.11;

(11) prepayments and other credits to suppliers made in the ordinary course of business;

(12) Investments in connection with pledges, deposits, payments or performance bonds made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations;

(13) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with Section 4.13(b);

(14) the Company or a Restricted Subsidiary;

(15) another Person if as a result of such Investment such other Person becomes a Restricted Subsidiary or is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary, and any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(16) prior to the Fall-Away Event, any loan or advance to Parent or any of its Subsidiaries; provided that any loans or advances made pursuant to this clause (16) shall reduce, by a corresponding amount, the amounts available (x) first, for Restricted Payments under Section 4.09(b)(vii) until the amount available thereunder shall be zero, (y) second, for Investments under clause (9) above, until the amount available thereunder shall be zero, and (z) third, for the amount calculated under Section 4.09(a);

(17) prior to the Fall-Away Event, guarantees of other Debt Incurred by Parent after the Effective Date;

(18) any acquisition of assets received solely in exchange for the issuance of Equity Interests (other than Disqualified Capital Stock) of the Company or any direct or indirect parent entity of the Company;

(19) guarantees of Debt permitted under Section 4.08;

(20) Investments relating to any special purpose Receivables Subsidiary of the Company organized in connection with a Receivables Facility that are necessary or advisable to effect such Receivables Facility, as determined by the Company;

(21) any Investments received as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; and

(22) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Capital Stock) of the Company; provided that, to the extent such Equity Interests are applied to make such an acquisition pursuant to this clause (22), such Equity Interests shall be excluded from the calculation of the amount of Restricted Payments permitted pursuant to clause (a)(iii) of Section 4.09.

“Permitted Liens” means:

(1) Liens to secure Debt incurred under clause (ii) of the definition of “Permitted Debt”;

(2) Liens on the Capital Stock or assets of any Non-Guarantor Restricted Subsidiary to secure Debt incurred by such Non-Guarantor Restricted Subsidiary;

(3) Liens to secure Debt permitted to be Incurred under clause (xii) of the definition of “Permitted Debt”; provided that any such Lien may not extend to any property of the Company or any Restricted Subsidiary, other than the property acquired, constructed or leased with the proceeds of such Debt and such Liens secure Debt in an amount not in excess of the original purchase price or the original cost of any such property and any improvements or accessions to such property;

(4) Liens for Taxes on the property of the Company or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded;

(5) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, on the property of the Company or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

(6) Liens on the property of the Company or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property and which do not in the aggregate impair in any material respect the use of property in the operation of the business of the Company and the Restricted Subsidiaries taken as a whole;

(7) Liens on property or assets of, or any shares of stock or secured debt of, any Person at the time the Company or any Restricted Subsidiary acquired such property or the Person owning such Property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that any such Lien may not extend to any other property of the Company or any Restricted Subsidiary; provided further, however, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such property was acquired by the Company or any Restricted Subsidiary;

(8) Liens on the property of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other property of the Company or any other Restricted Subsidiary that is not a direct Subsidiary of such Person; provided further, however, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary;

(9) pledges or deposits by the Company or any Restricted Subsidiary under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Company or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Company, or deposits for the payment of rent, in each case, in the ordinary course of business;

(10) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character;

(11) Liens securing Hedging Obligations and Cash Management Services;

(12) Liens existing on the Effective Date not otherwise described in clauses (1) through (11) above;

(13) Liens on the property of the Company or any Restricted Subsidiary to secure any refinancing, refunding, extension, renewal or replacement, in whole or in part, of any Debt secured by Liens referred to in clause (3), (7), (8), (11) or (12) above, clause (21) below, or pursuant to this clause (13); provided, however, that any such Lien shall be limited to all or part of the same property that secured the original Lien (together with improvements and accessions to such property) and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the sum of:

(a) the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens referred to in clause (3), (7), (8), (11) or (12) above or clause (21) below, as the case may be, at the time the original Lien became a Permitted Lien under this Indenture; and

(b) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by the Company or such Restricted Subsidiary in connection with such refinancing, refunding, extension, renewal or replacement;

(14) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(15) Liens securing Debt or other obligations of a Restricted Subsidiary of the Company owing to the Company or another Restricted Subsidiary permitted to be incurred in accordance with Section 4.08;

(16) Liens on specific items of inventory or other goods and proceeds securing obligations in respect of bankers’ acceptances issued or created for the account of the Company or any of its Restricted Subsidiaries to facilitate the purchase, shipment or storage of such inventory or other goods;

(17) Liens in favor of the Company or any Subsidiary Guarantor;

(18) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(19) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 4.08; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(20) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(21) Liens securing Debt (other than Subordinated Debt) permitted to be Incurred under Section 4.08; provided that after giving effect to the Incurrence of such Debt and the application of the proceeds therefrom, the Secured Leverage Ratio of the Company would not exceed 3.5 to 1.0;

(22) Liens not otherwise permitted by clauses (1) through (21) above securing obligations in an aggregate amount at any time outstanding not in excess of the greater of (i) US$2.5 billion and (ii) 10.0% of Total Assets of the Company, in either case, at the time of any incurrence of an obligation secured by a Lien in reliance on this clause (22);

(23) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such legal proceedings may be initiated shall not have expired;

(24)  Liens on Capital Stock of an Unrestricted Subsidiary that secure Debt or other obligations of such Unrestricted Subsidiary;

(25) (a) Leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company and its Restricted Subsidiaries and (b) licenses of intellectual property in the ordinary course of business; and

(26) Liens to secure a defeasance trust.

“Rating Agency” means, at the Company’s or Parent’s, as applicable, option, two of S&P, Moody’s and Fitch, and if two agencies do not make a rating on the notes publicly available, a U.S. nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors).

“Refinancing Debt” means any Debt that is Incurred or Disqualified Capital Stock that is issued by a Person or any of its Restricted Subsidiaries, or any Preferred Stock that is issued by any of such Person’s Restricted Subsidiaries, to refund, refinance, replace, renew, repay, redeem, repurchase, defease, exchange, acquire, retire or extend any Debt Incurred or Disqualified Capital Stock or Preferred Stock that does not:

(1) result in an increase in the aggregate principal amount of Debt or the liquidation preference of Disqualified Capital Stock or Preferred Stock (such principal amount or liquidation preference to include, for purposes of this definition only, any premiums, fees, penalties, accrued interest, accrued and unpaid dividends and defeasance costs paid with the proceeds of the Refinancing Debt) of such Person or that Restricted Subsidiary; or

(2) create Debt, Disqualified Capital Stock or Preferred Stock with:

(a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Debt, Disqualified Capital Stock or Preferred Stock being refinanced; or

(b) a final maturity earlier than the final maturity of the Debt, Disqualified Capital Stock or Preferred Stock being refinanced;

provided that (i) in the event the Debt, Disqualified Capital Stock or Preferred Stock being refunded, refinanced, renewed, repaid or extended is Subordinated Debt, the Refinancing Debt must also be Subordinated Debt, (ii) in the event the obligor on the Debt, Disqualified Capital Stock or Preferred Stock being refunded, refinanced, renewed, repaid or extended is an Issuer or a Subsidiary Guarantor, the Refinancing Debt may only be Incurred by an Issuer or a Subsidiary Guarantor and (iii) in the event that the Debt being refunded, refinanced, renewed, repaid or extended is a guarantee, the Refinancing Debt shall be a guarantee.

“Restricted Payment” means:

(1) the declaration or payment of any dividend or the making of any other distribution (other than dividends or distributions payable solely in Qualified Capital Stock of the Company (or Parent, as applicable) or in options, rights or warrants to acquire such Qualified Capital Stock) on shares of the Company’s (or Parent’s, as applicable) Capital Stock;

(2) the declaration or payment of any dividend or the making of any other distribution on shares of the Capital Stock of a Restricted Subsidiary to any Person (other than (a) to the Company (or Parent, as applicable) or any of its Wholly Owned Restricted Subsidiaries, (b) dividends or distributions made by a Restricted Subsidiary on a pro rata basis to all stockholders of such Restricted Subsidiary (or owners of an equivalent interest in the case of a Restricted Subsidiary that is not a corporation) or (c) dividends or distributions payable solely in its Qualified Capital Stock or in options, rights or warrants to acquire Qualified Capital Stock);

(3) the purchase, redemption, retirement or other acquisition for value of any Equity Interests of the Company (or Parent, as applicable), including in connection with any merger or consolidation involving the Company (or Parent, as applicable);

(4) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any Subordinated Debt of the Company (or Parent, as applicable) or a Restricted Subsidiary (other than the purchase, repurchase or other acquisition of Subordinated Debt purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition); or

(5) the making of any Investment (other than a Permitted Investment or Parent Permitted Investment, as applicable) in any Person.

“Restricted Subsidiary” means any Subsidiary of such Person other than an Unrestricted Subsidiary.

“Secured Leverage Ratio” means, as of any date of determination (the “determination date”) with respect to any Person, the ratio of:

(1) Secured Debt of such Person and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which internal financial statements are available minus the aggregate cash and cash equivalents included in the cash and cash equivalents accounts listed on the consolidated balance sheet of such Person and its Restricted Subsidiaries as at such date, to

(2) Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal financial statements are available, in each case, calculated on a pro forma basis in a manner consistent with the adjustments set forth in the definition of “Fixed Charge Coverage Ratio.” For purposes of the calculation of the Secured Leverage Ratio, in connection with the Incurrence of any Lien pursuant to clause (21) of the definition of “Permitted Liens,” the Company may elect, pursuant to an Officer’s Certificate, to treat all or a portion of the commitment under any Debt which is to be secured by such Lien as being Incurred as of such determination date and any subsequent Incurrence of Debt under such commitment that was so treated shall not be deemed, for purposes of this calculation, to be an Incurrence of additional Debt or additional Lien at such subsequent time; provided that if the Company makes such an election, for purposes of the calculation of the Secured Leverage Ratio in connection with any subsequent Incurrence of any Lien pursuant to clause (21) of the definition of “Permitted Liens” (other than under such commitment), the amount under such commitment that was so treated shall be deemed to be Incurred as of such determination date.

“Subsidiary,” with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, through one or more intermediaries, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, through one or more intermediaries, owned by such Person. Notwithstanding anything in this Indenture to the contrary, all references to any Person and its consolidated Subsidiaries or to financial information prepared on a consolidated basis in accordance with GAAP or IFRS, as applicable, shall be deemed to include such Person and its Subsidiaries as to which financial statements are prepared on a consolidated basis in accordance with GAAP or IFRS, as applicable, and to financial information prepared on such a consolidated basis.

“Total Assets” of any Person means the total assets of such Person and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP or IFRS, as applicable, as shown on the most recent balance sheet of such Person and calculated on a pro forma basis in a manner consistent with the adjustments set forth in the definition of “Fixed Charge Coverage Ratio.”

“Unrestricted Subsidiary” means any direct or indirect Subsidiary of a Person that is designated by such Person as an Unrestricted Subsidiary, and any Subsidiary of that Unrestricted Subsidiary, in the case of the Company, pursuant to Section 4.14 and, in case of the Parent, pursuant to Section 5.03.

“U.S. GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time; provided that all terms of an accounting or financial nature used in this Indenture shall be construed, and all computations of amounts and ratios referred to in this Indenture shall be made (a) without giving effect to any election under FASB Accounting Standards Codification Topic 825—Financial Instruments, or any successor thereto (including pursuant to the FASB Accounting Standards Codification), to value any Debt of the Company or any of its Subsidiaries at “fair value,” as defined therein and (b) the amount of any Debt under GAAP with respect to Capitalized Lease Obligations shall be determined in accordance with the definition of Capitalized Lease Obligations (it being understood that all leases and obligations under any leases of any Person that are or would be characterized as operating leases and/or operating lease obligations in accordance with GAAP on February 25, 2016 (whether or not such operating leases and/or operating lease obligations were in effect on such date) shall continue to be accounted for as operating leases and/or operating lease obligations (and not as Capitalized Lease Obligations) for purposes of this Indenture regardless of any change in GAAP following the date that would otherwise require such leases and/or lease obligations to be recognized as right-of-use assets and lease liabilities on the balance sheet). At any time after the Effective Date, the Company may elect to apply IFRS accounting principles in lieu of U.S. GAAP and, upon any such election, references herein to U.S. GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Indenture).

“U.S. Government Securities” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option, or money market funds that invest solely in the foregoing.

(b) The following definitions shall be inserted in Section 1.01 (“Definitions and Incorporation by Reference”) of the Indenture in the correct alphabetical order:

“Effective Date” means the date on which the Supplemental Indenture is executed by the Company and the Trustee.

“Fitch” means Fitch Ratings, Inc. or any successor to the rating agency business of Fitch Ratings, Inc.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of Equity Interests of such Person (or any successor entity) or any parent entity on the date of the declaration or making of the relevant Restricted Payment multiplied by (ii) the arithmetic mean of the closing prices per share of such Equity Interests for the 30 consecutive trading days immediately preceding the date of declaration or making of such Restricted Payment.

“Parent Permitted Investments” means an Investment by Parent or any of its Restricted Subsidiaries in:

(1) cash or Cash Equivalents;

(2) an Investment existing on the Effective Date or made pursuant to binding commitments in effect on the Effective Date, and any Investment that replaces, refinances or refunds an existing investment; provided that the new Investment is in an amount that does not exceed the amount of, and is in the same Person as, the Investment so replaced, refinanced or refunded;

(3)  receivables owing to Parent or any of its Restricted Subsidiaries, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, including any receivables from livestock suppliers;

(4)  payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(5) loans and advances to officers, directors or employees of or independent contractors to Parent or any of its Restricted Subsidiaries made in the ordinary course of business in an aggregate amount outstanding at any one time not to exceed US$25.0 million;

(6)  any Investment acquired by Parent or any Restricted Subsidiary

(i) in exchange for any other Investment or accounts receivable held by Parent or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of Parent of such other Investment or accounts receivable;

(ii) no satisfaction of judgments or claims as a result of a foreclosure by Parent or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(iii) in compromise of obligations of any Person that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any such Person; or litigation, arbitration or other dispute;

(7) Hedging Obligations permitted under Section 5.01(b)(v);

(8) (x) Investments in Unrestricted Subsidiaries in an aggregate amount which, when taken together with all Investments made pursuant to this clause (8), does not exceed in the aggregate amount at any one time outstanding the greater of (i) US$900.0 million and (ii) 3.0% of Total Assets of Parent;

(9) other Investments by Parent or any of its Restricted Subsidiaries, together with all other Investments made pursuant to this clause (9), in an aggregate amount at any time outstanding not to exceed the greater of US$1,500.0 million and 5.0% of Total Assets of Parent;

(10) Persons to the extent such Investment is received by Parent or any Restricted Subsidiary as non-cash consideration for Asset Sales effected in compliance with the covenant described under Section 4.11;

(11) prepayments and other credits to suppliers made in the ordinary course of business;

(12) Investments in connection with pledges, deposits, payments or performance bonds made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations;

(13) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 4.13(b);

(14) Parent or a Restricted Subsidiary;

(15) another Person if as a result of such Investment such other Person becomes a Restricted Subsidiary or is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, Parent or a Restricted Subsidiary, and any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(16) Investments by the Company or a Restricted Subsidiary of the Company permitted under Section 4.13(b) or under Permitted Investments;

(17) [reserved];

(18) any acquisition of assets received solely in exchange for the issuance of Equity Interests (other than Disqualified Capital Stock) of Parent or any direct or indirect parent entity of Parent;

(19) guarantees of Debt permitted under Section 5.01;

(20) Investments relating to any special purpose Receivables Subsidiary of Parent organized in connection with a Receivables Facility that are necessary or advisable to effect such Receivables Facility, as determined by Parent;

(21) any Investments received as a result of a foreclosure by Parent or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; and

(22) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Capital Stock) of Parent; provided that, to the extent such Equity Interests are applied to make such an acquisition pursuant to this clause (22), such Equity Interests shall be excluded from the calculation of the amount of Restricted Payments permitted pursuant to Section 5.02(a)(iii).

(c) The following definitions in Section 1.01 (“Definitions and Incorporation by Reference”) of the Indenture are hereby deleted in their entirety: “Limited Condition Acquisition”, “Non-Recourse Debt”, “Parent Consolidated Net Income”, “Parent EBITDA”, “Parent Net Debt”, “Parent Net Debt to EBITDA Ratio” and “Substantially Wholly-Owned”.

Section 2.02.  Amendment to Redemption Notice: Section 3.03 (“Notice of Redemption”) of the Indenture is hereby amended by deleting the stricken text (indicated in the same manner as the following example: ~~stricken text~~) and adding the inserted text (indicated in the same manner as the following example: inserted text) as set forth below:

Except as otherwise provided in Section 5 or 6 of the Notes, at least ~~30~~10 days but not more than 60 days before a Redemption Date, the Company shall deliver a notice of redemption electronically or by first class mail (or otherwise in accordance with applicable procedures of the Depository), postage prepaid (or in the case of Notes held in book-entry form, by electronic transmission), to each Holder whose Notes (or in the case of Global Notes, by electronic submission to the Depository) are to be redeemed at its registered address (except that a notice issued in connection with a redemption referred to in Section 9.01 may be more than 60 days before such Redemption Date).

Section 2.03. Amendment to Negative Covenants: Article Four (“Covenants of the Issuers”) of the Indenture is hereby deleted in its entirety and replaced with the following:

Article 4
COVENANTS OF THE COMPANY

Section 4.01. Payment of Notes. The Issuers shall pay the principal of (and premium, if any) and interest on the Notes in the manner provided in the Notes and this Indenture. An installment of principal of, or interest on, the Notes shall be considered paid on the date it is due if the Trustee or Paying Agent (other than the Company or an Affiliate thereof) holds on that date, by 11:00 a.m. New York City time, U.S. Legal Tender designated for and sufficient to pay the installment. Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

The Issuers shall pay interest on overdue principal (including, without limitation, post-petition interest in a proceeding under any Bankruptcy Law), and overdue interest, to the extent lawful, at the same rate per annum borne by the Notes.

Section 4.02. Maintenance of Office or Agency. The Issuers shall maintain the office or agency required under Section 2.03 (which may be an office of the Trustee or an Affiliate of the Trustee or Registrar). The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the address of the Trustee set forth in Section 13.02.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby initially designates the Corporate Trust Office of Regions Bank as such office of the Company in accordance with Section 2.03.

Section 4.03. Corporate Existence. Except as otherwise permitted by Article 6, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership or other existence of each of its Restricted Subsidiaries in accordance with the respective organizational documents of each such Restricted Subsidiary and the material rights (charter and statutory) and material franchises of the Company and each of its Restricted Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, franchise or corporate existence with respect to itself or any Restricted Subsidiary if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole, or that the loss thereof is not adverse in any material respect to the Holders of the Notes; and provided, further, that this Section does not prohibit any transaction otherwise permitted by Section 4.11 or Section 6.01.

Section 4.04. Payment of Taxes. The Company shall, and shall cause each of its Restricted Subsidiaries to, pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all material taxes, assessments and governmental charges levied or imposed upon the Company or any of its Restricted Subsidiaries or upon the income, profits or property of the Company or any of its Restricted Subsidiaries and (b) all lawful claims for labor, materials and supplies which, in each case, if unpaid, might by law become a material liability or Lien upon the property of the Company or any of its Restricted Subsidiaries; provided, however, that the Company and its Restricted Subsidiaries shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim (x) whose amount the applicability or validity is being contested in good faith by appropriate actions and for which appropriate provision has been made or (y) where the failure to do so is not adverse in any material respect the Holders of the Notes.

Section 4.05. Compliance Certificate; Notice of Default. (a) The Company shall deliver to the Trustee, within 120 days after the close of each fiscal year, commencing with the fiscal year ending December 28, 2018, an Officer’s Certificate stating that a review of the activities of the Issuers and the Guarantors has been made under the supervision of the signing Officer with a view to determining whether the Issuers and the Guarantors have kept, observed, performed and fulfilled their obligations and all conditions and covenants under this Indenture and further stating, as to such Officer signing such certificate, that to the best of such Officer’s knowledge, the Issuers and the Guarantors during such preceding fiscal year have kept, observed, performed and fulfilled each and every such condition and covenant and no Default occurred during such year and at the date of such certificate there is no Default that has occurred and is continuing or, if such signers do know of such Default, the certificate shall specify such Default and what action, if any, the Company is taking or proposes to take with respect thereto. The Officer’s Certificate shall also notify the Trustee should the Company elect to change the manner in which it fixes the fiscal year end.

(b)  The Company shall deliver to the Trustee promptly and in any event within ten Business Days after the Company becomes aware of the occurrence of any Default an Officer’s Certificate specifying the Default, its status and what action, if any, the Company or, prior to the Fall-Away Event, Parent, is taking or proposes to take with respect thereto.

Section 4.06. Waiver of Stay, Extension or Usury Laws. The Company and each Guarantor covenants (to the extent permitted by applicable law) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive such Company or such Guarantor from paying all or any portion of the principal of and/or interest on the Notes or the Guarantee of any such Guarantor as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture, and (to the extent permitted by applicable law) each hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

Section 4.07. Change of Control.

(a)  Upon the occurrence of a Change of Control Triggering Event, each Holder shall have the right to require the Issuers to repurchase all or any part of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of those Notes, plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”).

(b)  Within 30 days following any Change of Control Triggering Event, unless the Issuers have delivered a redemption notice with respect to all the outstanding Notes in accordance with Section 5 of the Notes, the Company shall deliver a notice to each Holder with a copy to the Trustee describing the transaction or transactions that constitute a Change of Control Triggering Event and offering to purchase the Notes on a specified date (the “Change of Control Offer”), which date shall be a Business Day no earlier than 30 days nor later than 60 days from the date the notice is delivered (the “Change of Control Payment Date”).

(c)  Upon the commencement of a Change of Control Offer, the Issuers shall send, by first class mail or electronic transmission, a notice to the Trustee and to each Holder at its registered address. The notice shall contain all instructions and materials necessary to enable the Holders to tender Notes pursuant to the Change of Control Offer. Any Change of Control Offer shall be made to all Holders. The notice, which shall govern the terms of the Change of Control Offer, shall state:

(i)  that the Change of Control Offer is being made pursuant to this Section 4.07;

(ii)  the Change of Control Payment Date;

(iii)  that any Notes not tendered or accepted for payment shall continue to accrue interest;

(iv)  that, unless the Issuers default in making such payment, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on an after the Change of Control Payment Date;

(v)  that Holders electing to have any Notes purchased pursuant to any Change of Control Offer shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Issuers, a depository, if appointed by the Company, or the Paying Agent, at the address specified in the notice at least three days before the Change of Control Payment Date;

(vi)  that Holders shall be entitled to withdraw their election if the Issuers, the Depository or the Paying Agent, as the case may be, receive, not later than the Change of Control Payment Date, a notice setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased (or in accordance with the applicable procedures of the Depository); and

(vii)  that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry).

(d)  On the Change of Control Payment Date, the Issuers shall, to the extent lawful:

(i)  accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer; and

(ii)  deliver or cause to be delivered to the Trustee or Paying Agent, on its behalf, the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of the Notes being tendered and purchased by the Issuers.

(e)  The Paying Agent shall promptly deliver to each Holder of Notes properly tendered the Change of Control Payment for those Notes, and the Trustee shall promptly authenticate and deliver, or cause to be transferred by book-entry, to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, however, that each new Note shall be in a principal amount of US$2,000 or an integral multiple of US$1,000 in excess thereof.

(f)  The Issuers shall not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party offers to purchase the Notes in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer by the Issuers and that third party purchases all Notes validly tendered to it in response to that offer. A Change of Control Offer may be made in advance of a Change of Control Triggering Event, and conditioned upon such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(g)  If holders of not less than 90% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer and the Issuers, or any third party making a Change of Control Offer in lieu of the Issuers as described above, purchases all of the notes validly tendered and not withdrawn by such holders, the Issuers or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of redemption.

(h)  The Issuers shall cause the Change of Control Offer to remain open for at least 20 Business Days or for such longer period as may be required by law. The Issuers shall comply, and shall cause any third party making a Change of Control Offer to comply, with the requirements of Rule 14e-1 under the Exchange Act, to the extent applicable, and any other securities laws and regulations in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent the provisions of any securities laws or regulations conflict with the provisions of this Section 4.07, the Issuers will not be deemed to have breached their obligations under this Section 4.07 by virtue of complying with such laws or regulations.

Section 4.08. Limitation on Incurrence of Additional Debt and Issuance of Capital Stock.

(a)  The Company shall not, and shall not permit any of its Restricted Subsidiaries to Incur any Debt and the Company shall not issue any Disqualified Capital Stock and its Restricted Subsidiaries will not issue any Preferred Stock, except Preferred Stock issued to the Company or a Restricted Subsidiary of the Company; provided, however, that the Company and any of its Restricted Subsidiaries may Incur Debt or issue shares of such Capital Stock, in either case, if after giving effect to all Incurrences of Debt and issuances of such Capital Stock on such date and the application of the proceeds therefrom, the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries would be at least 2.00 to 1.00; provided, further, that the amount of Debt that may be Incurred or shares of such Capital Stock that may be issued by Restricted Subsidiaries of the Company that are not Guarantors pursuant to this Section 4.08 shall not at any one time outstanding exceed an aggregate amount equal to 100% of Consolidated EBITDA of the Company and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal financial statements are available (calculated on a pro forma basis in a manner consistent with the adjustments set forth in the definition of “Fixed Charge Coverage Ratio”).

(b)  The limitation described in Section 4.08 shall not prohibit the Company and its Restricted Subsidiaries from incurring any or all of the following Debt (“Permitted Debt”):

(i)  Existing Debt;

(ii)  (A) Debt of the Company or a Restricted Subsidiary of the Company under the ABL Revolving Credit Agreement or other Credit Facilities, including guarantees thereof; provided that, after giving effect to any such Incurrence (including the application of proceeds therefrom), the aggregate principal amount of all Debt Incurred and then outstanding under this clause (ii)(A) shall not exceed the greater of (x) US$1,000.0 million less the sum of all principal payments of the ABL Revolving Credit Agreement or other Credit Facilities made pursuant to clause (C) of the second paragraph of Section 4.11(a) and less the outstanding principal amount of any Receivables Facilities and (y) the sum of (i) 85% of the book value of accounts receivable of the Company and its Restricted Subsidiaries plus (ii) 80% of the book value of inventory of the Company and its Restricted Subsidiaries (excluding, in the case of clauses (i) and (ii), any such assets that are the subject of a Receivables Facility), in the case of clause (y), determined based on the consolidated balance sheet of the Company for the fiscal quarter most recently ended on or prior to the date on which such Debt is Incurred for which internal financial statements are available (as adjusted to give pro forma effect to acquisitions or dispositions outside the ordinary course of business occurring after the date of such balance sheet but on or before the date of such Incurrence) and (B) Debt of the Company or a Restricted Subsidiary of the Company under Credit Facilities (other than the ABL Revolving Credit Agreement); provided that, after giving effect to any such Incurrence (including the application of proceeds therefrom), the aggregate principal amount of all Debt Incurred and then outstanding under this clause (ii)(B) shall not exceed the greater of (x) US$2,800.0 million less the sum of all principal payments of Credit Facilities (other than the ABL Revolving Credit Agreement) made pursuant to clause (C) of the second paragraph of Section 4.11(a) and (y) an aggregate principal amount of Debt that at the time of Incurrence does not cause the Secured Leverage Ratio of the Company to exceed 3.5 to 1.00;

(iii)  Debt of the Company owing to and held by any of its Restricted Subsidiaries or Debt of a Restricted Subsidiary of the Company owing to and held by the Company or any of its Restricted Subsidiaries; provided, however, that any Debt of an Issuer or a Subsidiary Guarantor owing to and held by any Restricted Subsidiary of the Company that is not a Guarantor shall be unsecured and shall be subordinated in right of payment to the payment and performance of such Issuer’s obligations under the Notes or Subsidiary Guarantor’s obligations under its Guarantee; provided further, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary of the Company ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Debt, except to the Company or any of its Restricted Subsidiaries, shall be deemed, in each case, to constitute the Incurrence of that Debt by the issuer thereof not permitted by this Section 4.08(b)(iii);

(iv)  the Notes issued on the Effective Date and the Guarantees of all of the Notes;

(v)  Hedging Obligations; provided, however, that the agreements governing those Hedging Obligations are not for speculative purposes, as determined by the Company;

(vi)  additional Debt of the Company or any of its Restricted Subsidiaries not otherwise permitted under this Section 4.08, in an aggregate principal amount, which when aggregated with the aggregate principal amount of all other Debt Incurred pursuant to this clause (vi) (including any refinancing thereof), does not at any one time outstanding exceed the greater of (A) US$1,000.0 million and (B) 4.0% of Total Assets of the Company;

(vii)  Refinancing Debt with respect to Debt permitted by clauses (i), (iv), (xiii), (xiv) or (xxi) or this clause (vii) of this Section 4.08(b) or by Section 4.08(a);

(viii)  Guarantees by the Company or Restricted Subsidiaries of the Company of any Debt of the Company or any of its Restricted Subsidiaries permitted to be Incurred under this Section 4.08;

(ix)  Debt in respect of performance bonds, reimbursement obligations with respect to letters of credit, bankers’ acceptances, completion guarantees and surety or appeal bonds provided by the Company or any of its Restricted Subsidiaries in the ordinary course of their business or Debt with respect to reimbursement type obligations regarding workers’ compensation claims;

(x)  pledges, deposits or payments made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations, or arising from guarantees to suppliers, lessors, licensees, contractors, franchisees or customers of obligations, other than Debt, in the ordinary course of business;

(xi)  Debt arising from agreements providing for indemnification, adjustment of purchase price, earnouts or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to those agreements, in each case Incurred in connection with the acquisition or disposition of any business assets or Restricted Subsidiaries of the Company, other than guarantees of Debt or other obligations Incurred by any Person acquiring all or any portion of those business assets or Restricted Subsidiaries of the Company for the purpose of financing that acquisition; provided that, in the case of a disposition, the principal amount shall not exceed the gross proceeds, including non-cash proceeds, actually received by the Company or any of its Restricted Subsidiaries in connection with that disposition plus any fees or expenses incurred therein;

(xii)  Debt, including but not limited to Capitalized Lease Obligations, mortgage financings or purchase money obligations, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation, commissioning or improvement of property or assets, whether through direct purchase of assets or the Capital Stock of any Person owning those assets, or Incurred to refinance any such purchase price or cost of construction or improvement, and refinancings thereof, in an aggregate amount not to exceed at any one time outstanding the greater of (A) US$1,250.0 million and (B) 5.0% of Total Assets of the Company;

(xiii)  (A) Debt or Disqualified Capital Stock of the Company or Debt, Disqualified Capital Stock or Preferred Stock of any of the Company’s Restricted Subsidiaries Incurred or issued to finance an acquisition; provided that the amount of Debt, Disqualified Capital Stock and Preferred Stock that may be Incurred or issued pursuant to this clause (xiii) shall not exceed the greater of (1) US$1,000.0 million and (2) 4.0% of Total Assets of the Company or (B) Acquired Debt or Disqualified Capital Stock of Persons that are acquired by the Company or any of its Restricted Subsidiaries or merged into a Restricted Subsidiary; provided, however, that such Acquired Debt or Disqualified Capital Stock is not Incurred in contemplation of that acquisition or merger; and provided further that, in the case of this clause (xiii), after giving effect to the acquisition or merger,

(1)  the Company would be permitted to Incur at least US$1.00 of additional Debt under Section 4.08(a), or

(2)  the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries would be equal to or greater than immediately prior to such acquisition or merger;

(xiv)  the Incurrence by the Issuers or any Subsidiary Guarantor of Debt to the extent that the net proceeds thereof are promptly (A) deposited to defease, or to satisfy and discharge, all of the outstanding Notes in accordance with Section 9.01 or 9.02, or (B) used to purchase Notes tendered in a Change of Control Offer made as result of a Change of Control Triggering Event in accordance with this Indenture;

(xv)  Debt Incurred by a Non-Guarantor Restricted Subsidiary of the Company in an aggregate principal amount which, when added together with the amount of Debt Incurred pursuant to this Section 4.08(b)(xv) (including any refinancing thereof), does not any one time outstanding exceed the greatest of (A) US$500.0 million, (B) 2.0% of Total Assets of the Company and (C) 15% of the aggregate Total Assets of the Non-Guarantor Restricted Subsidiaries of the Company;

(xvi)  Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn inadvertently against insufficient funds in the ordinary course of business, provided that such Debt is extinguished within five business days of incurrence of such Debt;

(xvii)  [reserved];

(xviii)  Debt or Disqualified Capital Stock of the Company, and Debt, Disqualified Capital Stock or Preferred Stock of any of the Company’s Restricted Subsidiaries in an aggregate principal amount or liquidation preference up to 100% of the Net Cash Proceeds received by the Company from either (x) the issuance or sale of its Qualified Capital Stock subsequent to the Issue Date or (y) as a contribution in respect of its Qualified Capital Stock from its shareholders subsequent to the Issue Date (in each case, other than Excluded Contributions or sales of Capital Stock to the Company or any of its Subsidiaries) as determined in accordance with Section 4.09(a)(iii)(B) to the extent such Net Cash Proceeds have not been applied pursuant to such clause to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 4.09(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (xiv) and (xv) of the definition thereof);

(xix)  Debt supported by a letter of credit issued pursuant to a Credit Facility, in a principal amount not in excess of the stated amount of such letter of credit;

(xx)  Debt consisting of the financing of insurance premiums or take or pay obligations contained in supply arrangements in the ordinary course of business;

(xxi)  JBS Subordinated Indebtedness in an aggregate principal amount outstanding at any one time under this clause (xxi) as of the date of any such incurrence immediately after giving effect thereto, together with any Refinancing Debt in respect thereof, not to exceed US$200.0 million; and

(xxii) Disqualified Capital Stock issued to the Company or a Restricted Subsidiary but only so long as so held by them.

(c)  For purposes of determining compliance with this Section 4.08:

(i)  any Debt outstanding or Incurred on the Effective Date under the Senior Secured Credit Agreements will be treated as Incurred on the Effective Date under Section 4.08(b)(ii);

(ii)  in the event that an item of Debt (or any portion thereof) meets the criteria of more than one of the clauses of Section 4.08(b) or is entitled to be Incurred pursuant to Section 4.08(a), the Company, in its sole discretion, shall classify such item of Debt (or any portion thereof) at the time of Incurrence and shall only be required to include the amount and type of such Debt in one of such clauses of Section 4.08(b) or pursuant to Section 4.08(a);

(iii)  the Company shall be entitled to divide and classify an item of Debt in more than one of such clauses of Section 4.08(b) or pursuant to Section 4.08(a);

(iv)  any Debt originally classified as Incurred pursuant to any clause of Section 4.08(b) (other than pursuant to clause (ii) thereof) may later be reclassified by the Company such that it shall be deemed as having been Incurred pursuant to Section 4.08(a) or another clause of Section 4.08(b), as applicable, to the extent that such reclassified Debt could be Incurred pursuant to such Section 4.08(a) or such clause of Section 4.08(b) at the time of such reclassification; and

(v)  notwithstanding any other provision in this Section 4.08, the maximum amount of Debt that may be Incurred pursuant to this Section 4.08 shall not be deemed to be exceeded with respect to any outstanding Debt due solely to the result of fluctuations in the exchange rates of currencies.

(d)  For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Debt where the Debt Incurred is denominated in a different currency, the amount of such Debt shall be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Debt; provided, however, that if any such Debt denominated in a different currency is subject to a Currency Protection Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Debt, the amount of such Debt expressed in U.S. dollars shall be as provided in such Currency Protection Agreement. The principal amount of any Refinancing Debt Incurred in the same currency as the Debt, Disqualified Capital Stock or Preferred Stock being refinanced shall be the U.S. Dollar Equivalent of the Debt, Disqualified Capital Stock or Preferred Stock refinanced, except to the extent that (i) such U.S. Dollar Equivalent was determined based on a Currency Protection Agreement, in which case the Refinancing Debt shall be determined in accordance with the preceding sentence, and (ii) such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if the U.S. Dollar Equivalent were calculated as of the date of such refinancing, in which case such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount in the applicable currency of such Refinancing Debt does not exceed the principal amount in such currency of such Debt, Disqualified Capital Stock or Preferred Stock being refinanced.

Section 4.09. Limitation on Restricted Payments.

(a)  The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment if immediately after giving effect to that Restricted Payment:

(i)  an Event of Default shall have occurred and be continuing or would result from that Restricted Payment;

(ii)  the Company is not able to Incur an additional US$1.00 of Debt pursuant to Section 4.08(a); or

(iii)  the aggregate amount of the Restricted Payment and all other Restricted Payments declared or made subsequent to the Effective Date would exceed the sum of (without duplication):

(A)  50% of the cumulative Consolidated Net Income of the Company accrued during the period (treated as one accounting period) from (1) March 31, 2009 to December 31, 2017 so long as the Leverage Ratio is not greater than 4.75 to 1.00 after giving pro forma effect to such Restricted Payment plus (2) January 1, 2018 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal financial statements are available (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit); plus

(B)  100% of the aggregate Net Cash Proceeds and the Fair Market Value of marketable securities or other property received by the Company either (x) from the issuance or sale of its Qualified Capital Stock subsequent to May 27, 2011 (except, in the case of this clause (x), for the issuance of Capital Stock sold to a Restricted Subsidiary or the Company or the Net Cash Proceeds of which are applied pursuant to Section 4.09(b)(ii) or (ix)) or (y) as a contribution in respect of its Qualified Capital Stock from its shareholders subsequent to May 27, 2011 (except to the extent such Net Cash Proceeds (1) have been used to incur Debt, Disqualified Capital Stock or Preferred Stock pursuant to Section 4.08(b)(xviii), (2) are contributed by a Restricted Subsidiary of the Company or (3) constitute Excluded Contributions); plus

(C)  100% of the aggregate amount by which Debt of the Company or any of its Restricted Subsidiaries is reduced on the Company’s balance sheet upon the conversion or exchange subsequent to the May 27, 2011 of any Debt of the Company or any of its Restricted Subsidiaries into or for Qualified Capital Stock of the Company or any direct or indirect parent entity of the Company (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Company or any of its Restricted Subsidiaries upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries from the sale of such Debt (excluding Net Cash Proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

(D)  100% of the amount equal to the sum of (x) the aggregate amount of cash and the Fair Market Value of any asset (other than cash) received by the Company or any of its Restricted Subsidiaries subsequent to the May 27, 2011 with respect to Investments (other than Permitted Investments) made by the Company or any of its Restricted Subsidiaries in any Person and resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale or other disposition of such Investment and proceeds representing the return of capital and (y) in the event that the Company redesignates an Unrestricted Subsidiary to be a Restricted Subsidiary of the Company, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary of the Company.

(b)  The provisions of Section 4.09(a) shall not prohibit:

(i)  the payment of any dividend or the making of any distribution within 60 days after the date of its declaration if the dividend or distribution would have been permitted on the date it is declared;

(ii)  any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Qualified Capital Stock of the Company or a substantially concurrent cash capital contribution received by the Company from its shareholders with respect to its Qualified Capital Stock; provided that such Net Cash Proceeds shall be excluded from the calculation in Section 4.09(a)(iii);

(iii)  repurchases of Capital Stock or warrants, options or rights to acquire Capital Stock deemed to occur upon exercise of warrants, options or rights to acquire Capital Stock if such Capital Stock, warrants, options or rights represent a portion of the exercise price of such warrants, options or rights or nominal cash payments in lieu of issuances of fractional shares;

(iv)  payments made to purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Debt of the Company pursuant to provisions requiring the Company to offer to purchase, redeem, defease or otherwise acquire or retire for value such Subordinated Debt, in each case, at a purchase price not greater than 101% of the principal amount of such Subordinated Debt, plus any accrued and unpaid interest thereon, pursuant to provisions similar to those in Section 4.07; provided, however, that the Issuers shall have previously made a Change of Control Offer in connection with such change of control transaction and have purchased all Notes tendered in connection with that Change of Control Offer before the making of such Restricted Payment to the extent required under this Indenture;

(v)  the declaration and payment of dividends by the Company or any Restricted Subsidiary to, or the making of loans to, Holding or any other direct or indirect parent entity of the Company in amounts required for such parent entity to pay:

(A)  franchise and excise taxes and other fees, taxes and expenses required to maintain its corporate existence,

(B)  foreign, federal, state and local income and similar taxes, to the extent such income taxes are attributable to the income, revenue, receipts, capital or margin of the Company and the Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Company and its Restricted Subsidiaries would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Company, its Restricted and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such direct or indirect parent entity of the Company,

(C)  customary salary, bonus and other benefits payable to officers, employees and directors of Holding or any other direct or indirect parent entity of the Company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and the Restricted Subsidiaries, including the Company’s proportionate share of such amount relating to such parent entity being a public company,

(D)  general corporate operating (including, without limitation, expenses related to auditing or other accounting matters) and overhead costs and expenses of Holding or any other direct or indirect parent entity of the Company to the extent such costs and expenses are attributable to the ownership or operation of the Company and the Restricted Subsidiaries, including the Company’s proportionate share of such amount relating to such parent entity being a public company,

(E)  amounts required for any direct or indirect parent entity of the Company to pay fees and expenses incurred by any direct or indirect parent entity of the Company related to (1) the maintenance by such parent entity of its corporate or other entity existence and (2) any unsuccessful equity or debt offering of such parent entity of the Company,

(F)  taxes with respect to income of any direct or indirect parent entity of the Company derived from funding made available to the Company and its Restricted Subsidiaries by such direct or indirect parent entity and

(G)  cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Company or any such direct or indirect parent entity of the Company;

(vi)  [reserved];

(vii)  Restricted Payments made after the Effective Date in an aggregate amount which, when taken together with all Restricted Payments made pursuant to this clause (vii), does not exceed the greater of (A) US$750.0 million and (B) 15.0% of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available; plus the amount calculated pursuant to Section 4.09(a)(iii)(D) with respect to any Investments made (or deemed made with respect to an Unrestricted Subsidiary) pursuant to this Section 4.09(b)(vii);

(viii)  any Restricted Payment so long as the Leverage Ratio is less than 4.00 to 1.00 after giving pro forma effect to such Restricted Payment;

(ix)  the payment of dividends, distributions or other amounts to fund the repurchase, redemption or other acquisition or retirement for value of any of the Company’s or its direct or indirect parent’s Equity Interests or any Equity Interests of any of its Restricted Subsidiaries held by any then-existing or former director, officer, employee, independent contractor or consultant of the Company, its direct or indirect parent or any of its Restricted Subsidiaries or their respective assigns, estates or heirs; provided, however, that the price paid for all repurchased, redeemed, acquired or retired Equity Interests in all cases, other than as a result of death or disability, does not exceed US$25.0 million in the aggregate in any fiscal year (with unused amounts in any fiscal year being carried over to succeeding fiscal years, subject to a maximum (without giving effect to the following proviso) of US$50.0 million in any fiscal year); provided, further, that the amounts in any fiscal year may be increased by an amount not to exceed:

(A)  the cash proceeds received by the Company from the sale of Qualified Capital Stock of the Company to any present or former employees, directors, officers or consultants (or their respective permitted transferees) of the Company or any of its Restricted Subsidiaries following the Issue Date, to the extent that such cash proceeds have not otherwise been applied to the payment of Restricted Payments by virtue of Section 4.09(a)(iii) or Section 4.09(b)(ii); provided that such amounts as have been applied to the payment of Restricted Payments in accordance with this Section 4.09(b)(ix) shall be excluded from the calculation of the amount of Restricted Payments permitted pursuant to Section 4.09(a)(iii)(B) and Section 4.09(b)(ii); plus

(B)  the cash proceeds of “key man” life insurance policies received by the Company or any of its Restricted Subsidiaries since the Issue Date; less

(C)  the amount of any Restricted Payments previously made with the cash proceeds described in subclause (A) or (B) of this Section 4.09(b)(ix);

and provided, further, that cancellation of Debt owing to the Company from any present or former employees, directors, officers or consultants (or their respective permitted transferees) of the Company or any of its Restricted Subsidiaries in connection with a repurchase of Capital Stock of the Company shall not be deemed to constitute a Restricted Payment for purposes of this Section 4.09;

(x)  the redemption, repurchase or other acquisition or retirement of (A) Subordinated Debt made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Debt constituting Refinancing Debt and (B) Disqualified Capital Stock made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Capital Stock constituting Refinancing Debt;

(xi)  payments of Subordinated Debt owed to the Company or any of its Restricted Subsidiaries, the Incurrence of which was permitted under Section 4.08(b)(iii);

(xii)  in the event of an Asset Sale that requires the Company to offer to repurchase Notes pursuant to Section 4.11, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Debt of the Company at a purchase price not greater than 100% of the principal amount (or, if such Subordinated Debt were issued with original issue discount, 100% of the accreted value) of such Subordinated Debt, plus any accrued and unpaid interest thereon; provided, however, that (A) prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company has made an Asset Sale Offer with respect to the Notes pursuant to the provisions of Section 4.11 and has repurchased all Notes validly tendered and not withdrawn in connection with such Asset Sale Offer and (B) the aggregate amount of all such payments, purchases, redemptions, defeasances or other acquisitions or retirements of all such Subordinated Debt may not exceed (x) the amount by which Net Available Cash was reduced as a result of the Asset Sale Offer less (y) the Net Available Cash actually used to consummate the Asset Sale Offer for the Notes (and any other Pari Passu Debt included in such Asset Sale Offer);

(xiii)  prior to the Fall-Away Event, the declaration and payment of dividends and other distributions on Equity Interests of the Company not to exceed 50% of the cumulative Consolidated Net Income of the Company accrued during the period (treated as one accounting period) from August 14, 2008 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal financial statements are available; provided that the Leverage Ratio is less than 4.75 to 1.00 after giving pro forma effect to such Restricted Payment;

(xiv)  the payment of dividends on Disqualified Capital Stock issued in compliance with Section 4.08 to the extent that such dividends are included in the determination of Consolidated Interest Expense;

(xv)  [reserved];

(xvi)  the distribution, by dividend or otherwise, of shares of Capital Stock of, or Debt owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(xvii)  the declaration and payment of dividends on the Company’s common Capital Stock (or the payment of dividends to Holding or any other direct or indirect parent entity of the Company to fund a payment of dividends on such entity’s common Capital Stock), following consummation of the first public offering of the Company’s common Capital Stock or the common Capital Stock of Holding or any other direct or indirect parent entity of the Company after the Effective Date, of an amount not to exceed the sum of (i) up to 6.0% per annum of the net cash proceeds actually received by or contributed to the Company in or from any such public offering, other than (x) public offerings with respect to common Capital Stock, or options, warrants or rights, registered on Form S-4, F-4 or S-8, (y) an issuance to any Subsidiary or (z) any offering of common Capital Stock issued in connection with a transaction that constitutes a Change of Control and (ii) an aggregate amount per annum not to exceed 6.0% of the Market Capitalization of the Company;

(xviii) distributions or payments of Receivables Fees;

(xix) [reserved];

(xx) Restricted Payments in an amount equal to the amount of Excluded Contributions made since May 27, 2011;

(xxi) the repurchase, redemption or other acquisition for value of Equity Interests of the Company deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Company that is permitted by this Indenture; and

(xxii)  payments on or with respect to JBS Subordinated Indebtedness.

provided, however, in the case of any Restricted Payment made pursuant to Section 4.09(b)(vii), (viii) or (xvi), that no Event of Default shall have occurred or be continuing at the time of the payment or as a result of that Restricted Payment.

(c)  In determining the aggregate amount of Restricted Payments made subsequent to the Effective Date, amounts expended pursuant to Sections 4.09(b)(i), (xiii) and (xvii) shall be included in such calculation, and all others shall be excluded.

(d)  The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary of the Company, as the case may be, pursuant to such Restricted Payment. The Fair Market Value of any non-cash Restricted Payment shall be determined in good faith by the Company; provided that if the Fair Market Value of such non-cash Restricted Payment is greater than US$175.0 million, such value shall be determined conclusively by the Board of Directors of the Company acting in good faith.

(e)  If the Company or any of its Restricted Subsidiaries makes a Restricted Payment that, at the time of the making of such Restricted Payment, would be permitted under the requirements of this Section 4.09, such Restricted Payment will be deemed to have been made in compliance with this Section 4.09 notwithstanding any subsequent adjustments made in good faith to the Company’s financial statements affecting the amount available for Restricted Payments.

(f)  For purposes of determining compliance with this Section 4.09, (i) in the event that a proposed Restricted Payment (or a portion thereof) meets the criteria of clauses (i) through (xxii) of Section 4.09(b) or is entitled to be made pursuant to Section 4.09(a), the Company or any of its Restricted Subsidiaries may allocate all or any portion of such Restricted Payment among the categories described in clauses (i) through (xxii) of Section 4.09(b) or among such categories and the types described in Section 4.09(a); provided that, at the time of such allocation, all such Restricted Payments, or allocated portions thereof, would be permitted under Section 4.09 and (ii) any Restricted Payment (or a portion thereof) originally made pursuant to clauses (i) through (xxii) of Section 4.09(b) or pursuant to Section 4.09(a) may later be reclassified by the Company such that it will be deemed as having been made pursuant to Section 4.09(a) or clauses (i) through (xxii) of Section 4.09(b), as applicable, to the extent that such reclassified Restricted Payment could be made pursuant to such paragraph or clause at the time of such reclassification.

Section 4.11. Limitation on Asset Sales.

(a)  The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make an Asset Sale unless:

(i)  the Company or a Restricted Subsidiary receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the shares, property or assets being disposed of in the Asset Sale; and

(ii)  except in the case of a Permitted Asset Swap, at least 75% of the consideration received by the Company or a Restricted Subsidiary, as the case may be, from the Asset Sale is in the form of cash or Cash Equivalents.

Within one year from the receipt of Net Available Cash from an Asset Sale, the Company may, at its election or as required by the terms of any Credit Facilities, use such Net Available Cash to:

(A)  acquire Additional Assets;

(B)  make capital expenditures used or useful in a Related Business; and/or

(C)  prepay, repay or purchase:

(1)  Secured Debt, including, without limitation, Secured Debt under either of the Senior Secured Credit Agreements or under any other Credit Facility (and to correspondingly reduce commitments with respect thereto);

(2)  other Debt (other than Subordinated Debt) (and to correspondingly reduce commitments with respect thereto); provided that, to the extent the Company reduces such Debt, the Company shall equally and ratably reduce obligations under the Notes as provided under Section 5 of the Notes, through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid; or

(3)  Debt of a Restricted Subsidiary of the Company that is not a Guarantor, other than Debt owed to the Company or an Affiliate of the Company;

provided that if during such one-year period the Company or such Restricted Subsidiary enters into a definitive binding agreement committing it to apply such Net Available Cash in accordance with the requirements of the preceding clause (A) or (B) after such one year period, such one-year period shall be extended with respect to the amount of Net Available Cash so committed for a period not to exceed 180 days until such Net Available Cash is required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement).

The amount of Net Available Cash not applied or invested as provided in this Section 4.11(a) shall constitute “Excess Proceeds.”

(b)  When the aggregate amount of Excess Proceeds exceeds US$100.0 million, the Issuers shall be required to make an offer to purchase from all Holders and, if applicable, redeem (or make an offer to do so) any Debt of the Issuers or any Subsidiary Guarantor that ranks pari passu in right of payment with the Notes or the Guarantees (“Pari Passu Debt”) the provisions of which require the Issuers to redeem or purchase such Debt with the proceeds from any Asset Sales (or offer to do so), for a purchase price equal to the amount of such Excess Proceeds as follows:

(i)  the Issuers shall (A) make an offer to purchase (an “Asset Sale Offer”) to all Holders in accordance with the procedures set forth in this Section 4.11, and (B) redeem or purchase (or make an offer to do so) any such other Pari Passu Debt, pro rata in proportion to the respective principal amounts (or accreted value in the case of Debt issued at a discount) of the Notes and such other Pari Passu Debt required to be redeemed or purchased, the maximum principal amount (or accreted value) of Notes and Pari Passu Debt that may be redeemed out of the amount (the “Payment Amount”) of such Excess Proceeds;

(ii)  the offer price for the Notes shall be payable in cash in an amount equal to 100% of the principal amount of the Notes tendered pursuant to an Asset Sale Offer, plus accrued and unpaid interest thereon, if any, to but excluding, the date such Asset Sale Offer is consummated (the “Offered Amount”), in accordance with the procedures set forth in this Section 4.11, and the redemption price for such Pari Passu Debt (the “Pari Passu Debt Amount”) shall be as set forth in the related documentation governing such Debt;

(iii)  if the aggregate Offered Amount of Notes validly tendered and not withdrawn by Holders thereof exceeds the pro rata portion of the Payment Amount allocable to the Notes, Notes to be purchased shall be selected on a pro rata basis; and

(iv)  upon completion of such Asset Sale Offer in accordance with the foregoing provisions, the amount of Excess Proceeds with respect to which such Asset Sale Offer was made shall be deemed to be zero.

To the extent that the sum of the aggregate Offered Amount of Notes tendered pursuant to an Asset Sale Offer and the aggregate Pari Passu Debt Amount paid to the holders of such Pari Passu Debt is less than the Payment Amount relating thereto (such shortfall constituting a “Net Proceeds Deficiency”), the Company may use the Net Proceeds Deficiency, or a portion thereof, for general corporate purposes, subject to the provisions of this Indenture.

(c)  Solely for the purposes of Section 4.11(a)(ii), the following shall be deemed to be cash:

(x) any liabilities (as shown on the Company’s most recent consolidated balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been shown on the Company’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Company) of the Company or any Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes or to any Guarantee, that are assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Asset Sale) and for which the Company and all of its Restricted Subsidiaries have been validly released,

(y) securities received by the Company or any of its Restricted Subsidiaries from the transferee that are converted within 180 days into cash or Cash Equivalents, and (z) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (z) that is at that time outstanding, not to exceed the greater of (i) US$1,250.0 million and (ii) 5.0% of Total Assets of the Company at the time of the receipt of such Designated Noncash Consideration (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value).

(d)  Upon the commencement of an Asset Sale Offer, the Company shall send, by first class mail, a notice to the Trustee and to each Holder at its registered address. The notice shall contain all instructions and materials necessary to enable the Holders to tender Notes pursuant to the Asset Sale Offer. Any Asset Sale Offer shall be made to all Holders. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(i)  that the Asset Sale Offer is being made pursuant to this Section 4.11;

(ii)  the Payment Amount, the Offered Amount and the date on which Notes tendered and accepted for payment shall be purchased, which date shall be at least 30 days and not later than 60 days from the date such notice is mailed (the “Net Proceeds Payment Date”);

(iii)  that any Notes not tendered or accepted for payment shall continue to accrue interest;

(iv)  that, unless the Company defaults in making such payment, any Notes accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest on and after the Net Proceeds Payment Date;

(v)  that Holders electing to have any Notes purchased pursuant to any Asset Sale Offer shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, a depository, if appointed by the Company, or the Paying Agent, at the address specified in the notice at least three days before the Net Proceeds Payment Date;

(vi)  that Holders shall be entitled to withdraw their election if the Issuer, the Depository or the Paying Agent, as the case may be, receives, not later than the Net Proceeds Payment Date, a notice setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(vii)  that if the aggregate principal amount of Notes surrendered by Holders exceeds the Payment Amount, the Company shall select, on a pro rata basis, the Notes to be purchased (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of US$2,000, or integral multiples of US$1,000, shall be purchased); and

(viii)  that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry).

(e)  On the Net Proceeds Payment Date, the Company shall, to the extent lawful: (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Asset Sale Offer, subject to pro ration if the aggregate amount of Notes tendered exceed the Payment Amount allocable to the Notes; (ii) deposit with the Paying Agent U.S. Legal Tender equal to the lesser of the Payment Amount allocable to the Notes and the amount sufficient to pay the Offered Amount in respect of all Notes or portions thereof so tendered; and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof being repurchased by the Issuer. The Company shall announce the results of the Asset Sale Offer on the Net Proceeds Payment Date.

(f)  The Paying Agent shall promptly mail to each Holder of Notes so tendered the Offered Amount for such Notes, and the Trustee shall promptly authenticate pursuant to an Authentication Order and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unrepurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in principal amount of US$2,000 or an integral multiple of US$1,000 in excess thereof. However, if the Net Proceeds Payment Date is on or after the Record Date for any interest payment and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

(g)  The Issuers shall comply with the requirements of Rule 14e-1 of the Exchange Act and, to the extent applicable, any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.11, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under this Indenture by virtue of complying with those laws and regulations.

Section 4.12.  Limitation on Restrictions on Distributions from Restricted Subsidiaries.

(a)  The Company shall not, and shall not permit any of its Restricted Subsidiaries to, create or permit to become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(i)  pay dividends, in cash or otherwise, or make any other distributions on its Capital Stock or pay any Debt or other obligation owed to the Company or any Subsidiary Guarantor;

(ii)  make any loans or advances to the Company or any Subsidiary Guarantor; or

(iii)  transfer any of its property or assets to the Company or any Subsidiary Guarantor.

(b)  The foregoing limitations shall not apply to:

(i)  any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Effective Date (including, without limitation, under the Senior Secured Credit Agreements, related Hedging Obligations and Cash Management Services), and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially less favorable, taken as a whole, than those contained in such agreements as in effect on the Effective Date, as determined by the Company;

(ii)  any encumbrance or restriction existing under or by reason of Debt Incurred pursuant to Sections 4.08 and 4.10 provided that (x) either (A) the encumbrance or restriction applies only in the event of and during the continuance of a payment default or a default with respect to a financial covenant contained in such Debt or agreement or (B) the Company determines at the time any such Debt is Incurred (or, in the case of any such Debt under a revolving Credit Facility, at the time such revolving Credit Facility is established), and at the time of any modification of the terms of any such encumbrance or restriction, that any such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the Notes as they become due;

(iii)  any encumbrance or restriction with respect to a Restricted Subsidiary of the Company pursuant to an agreement relating to any Debt Incurred or Preferred Stock issued by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or any other Restricted Subsidiary of the Company and outstanding on such date, other than Debt Incurred or Preferred Stock issued as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary of the Company or was acquired by the Company or any other Restricted Subsidiary of the Company;

(iv)  any encumbrance or restriction with respect to a Restricted Subsidiary of the Company pursuant to an agreement evidencing Debt Incurred or Preferred Stock issued without violation of this Indenture or effecting a refinancing of Debt Incurred or Preferred Stock issued pursuant to an agreement referred to in Section 4.12(b)(i), (ii) or (iii) or this Section 4.12(b)(iv) or contained in any amendment to an agreement referred to in Section 4.12(b)(i), (ii) or (iii) or this Section 4.12(b)(iv); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement, refinancing agreement or amendment, taken as a whole, are not materially less favorable to the Holders, as determined by the Company, than those existing immediately prior to the entry into such agreement, refinancing agreement or amendment;

(v)  in the case of Section 4.12(a)(iii), any encumbrance or restriction:

(A)  that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license, conveyance or contract or similar property or asset or the assignment of any such lease, license or other contract;

(B)  by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any of its Restricted Subsidiaries not otherwise prohibited by this Indenture;

(C)  that is included in a licensing agreement to the extent such restrictions limit the transfer of the property subject to such licensing agreement;

(D)  arising or agreed to in the ordinary course of business and that does not, individually or in the aggregate, detract from the value of property or assets of the Company or any of its Restricted Subsidiaries in any manner material to the Company or any such Restricted Subsidiary as determined by the Company; and

(E)  contained in security agreements, mortgages or similar documents securing Debt of a Restricted Subsidiary of the Company incurred in accordance with this Indenture to the extent those encumbrances or restrictions restrict the transfer of the property subject to such security agreements;

(vi)  any restriction with respect to a Restricted Subsidiary of the Company or any of its properties or assets imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (whether by stock sale, asset sale, merger, consolidation or otherwise) pending the closing of such sale or disposition;

(vii)  encumbrances or restrictions arising or existing by reason of applicable law, regulation or order;

(viii)  any encumbrance or restriction under Capitalized Lease Obligations and purchase money obligations for property leased or acquired in the ordinary course of business that impose encumbrances or restrictions of the nature described inSection 4.12(a)(iii) on the property so leased or acquired;

(ix)  customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to joint ventures;

(x)  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(xi)  restrictions created in connection with any Receivables Facility that are necessary or advisable to effect such Receivables Facility, as determined by the Company.

Section 4.13.  Limitation on Affiliate Transactions.

(a)  The Company shall not, and shall not permit any Restricted Subsidiary of the Company to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company, in each case, in excess of US$50.0 million (an “Affiliate Transaction”) unless:

(i)  the terms of the Affiliate Transaction are not less favorable in any material respect to the Company or such Restricted Subsidiary than those that could reasonably be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person that is not an Affiliate; and

(ii)  if such Affiliate Transaction or series of related Affiliate Transactions involves an amount in excess of US$150.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board of Directors having no personal financial stake in such transaction, if any (and such majority or majorities of the members of the Board of Directors, as the case may be, determines that such Affiliate Transaction satisfies the criteria in Section 4.13(a)(i) above), as evidenced by a resolution of the Board of Directors of the Company.

(b)  The foregoing restrictions shall not apply to:

(i)  any Restricted Payment made pursuant to Section 4.09 and any Permitted Investment;

(ii)  any transaction among only the Company and/or any Restricted Subsidiary or Restricted Subsidiaries of the Company;

(iii)  any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans and other fair and reasonable compensation, benefits and indemnities paid or entered into by the Company or its Restricted Subsidiaries to or with officers, directors or employees of the Company and its Restricted Subsidiaries, in their capacity as such, approved by the Board of Directors of the Company;

(iv)  loans or advances to officers, directors, consultants or employees of the Company, any of its Restricted Subsidiaries or any direct or indirect parent entity of the Company, or guarantees in respect thereof, made on its behalf or their behalf (or the cancellation of such loans, advances or guarantees) and employment agreements, stock option plans and other similar arrangements with such officers, directors, consultants or employees which, in each case, are approved by the Company in good faith; provided that such loans or advances do not exceed US$25.0 million outstanding at any one time;

(v)  transactions with customers, clients, suppliers or purchasers or sellers of goods or services on market terms;

(vi)  the issuance or sale of any Capital Stock (other than Disqualified Capital Stock) of, and any contribution of capital to, the Company;

(vii)  any transaction with a Person (other than an Unrestricted Subsidiary) that is an Affiliate solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Person;

(viii)  any transaction on arm’s-length terms with any Person that is not an Affiliate prior to such transaction but becomes an Affiliate as a result of such transaction;

(ix)  any agreement as in effect on the Effective Date, and any renewals, amendments or extensions of any such agreement (so long as such renewals, amendments or extensions are not materially less favorable, taken as a whole, to the Company and its Restricted Subsidiaries) and the transactions evidenced thereby;

(x)  sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(xi)  sales of livestock on arm’s length terms, as determined by the Company;

(xii)  transactions under the Australian Cattle Inventory Arrangements as in effect on the Effective Date, and any renewals, amendments or extensions of any such agreement (so long as such renewals, amendments or extensions are not materially less favorable, taken as a whole, to the Company and its Restricted Subsidiaries) and the transactions evidenced thereby;

(xiii)  any transaction entered into by the Company with JBS S.A. or any of its Affiliates in the ordinary course of business or permitted pursuant to clause (xxi) of the definition of “Permitted Debt”; and

(xiv)  any Affiliate Transaction with a Person in its capacity as a holder of Debt or Capital Stock of the Company or any Restricted Subsidiary where such Person is treated no more favorably than the other holders of Debt or Capital Stock of the Company or any Restricted Subsidiary.

(c)  For the avoidance of doubt, the Company shall not be prohibited by this Section 4.13 from maintaining arrangements with or among its Affiliates to share the benefits of economies of scale or other similar benefits in an equitable manner between or among the Company and/or its Affiliates, as reasonably determined by the Company and such Affiliates.

Section 4.14.  Designation of Restricted and Unrestricted Subsidiaries.

(a)  The Company may designate any of its Subsidiaries, including any newly formed Subsidiary or any Person that shall become a Subsidiary of the Company by way of acquisition, to be an Unrestricted Subsidiary; provided that such designation is permitted by either (A) Section 4.09 or (B) under one or more clauses of the definition of “Permitted Investments”.

Notwithstanding the foregoing, under no circumstances shall JBS USA Food Company be designated an Unrestricted Subsidiary.

(b)  Upon any such designation of a Restricted Subsidiary of the Company as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the newly designated Unrestricted Subsidiary shall be deemed to be an Investment made as of the time of that designation and shall reduce the amount available for Restricted Payments under Section 4.09 or reduce the amount available for future investments under one or more clauses of the definition of “Permitted Investments,” as the Company determines in its sole discretion.

(c)  The Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company subject to the condition that the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary would not cause a Default, it being understood that any Debt, Liens, agreements or transactions of such Unrestricted Subsidiary outstanding at the time of such redesignation shall be deemed to be Incurred or entered into at such time.

Section 4.15.  Guarantees of Debt by Restricted Subsidiaries. The Company shall not cause any of its Domestic Restricted Subsidiaries that are wholly-owned and that guarantee the Company’s obligations under the Term Loan Credit Agreement that is not a Subsidiary Guarantor or a special purpose Restricted Subsidiary formed in connection with a Receivables Facility to guarantee payment of the Issuers’ obligations under this Indenture and the Notes by causing such Domestic Restricted Subsidiary within 30 days to

(i)  execute and deliver a supplemental indenture providing for a Guarantee of payment of the Issuers’ obligations under this Indenture and the Notes by such Domestic Restricted Subsidiary, except that if such Debt is by its express terms subordinated in right of payment to the Notes, any such Guarantee of such Domestic Restricted Subsidiary with respect to such Debt shall be subordinated in right of payment to such Domestic Restricted Subsidiary’s Guarantee with respect to the Notes substantially to the same extent as such Debt is subordinated to the Notes; and

(ii)  deliver to the Trustee an Opinion of Counsel to the effect that

(A)  such supplemental indenture has been duly executed and authorized; and

(B)  such supplemental indenture constitutes an enforceable obligation of such Domestic Restricted Subsidiary (subject to customary exceptions and limitations), except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

provided, however, that the foregoing provisions of this Section 4.15 shall not be applicable to any guarantee of any Domestic Restricted Subsidiary if the Company has reasonably determined that such guarantee would result in or create a material risk of tax or other liability.

Section 4.16.  [Reserved].

Section 4.17.  Reports of the Company.

(a)  Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall provide the Trustee and the Holders of Notes with the following:

(i)  within 90 days following the end of each fiscal year of the Company, its annual audited consolidated financial statements prepared in accordance with GAAP;

(ii)  within 45 days following the end of each fiscal quarter (other than the last fiscal quarter of its fiscal year) of the Company, its unaudited quarterly financial statements prepared in accordance with GAAP;

(iii)  simultaneously with the delivery of the financial statements referred to in clauses (i) and (ii) above, a “Management’s Discussion and Analysis of Financial Condition and Results of Operations;” and

(iv)  reasonably promptly following the occurrence of any of the following events, a description in reasonable detail of such event: (A) any change in the directors, the chief executive officer or chief financial officer of the Company, (B) the acceleration of any Debt of the Company or any of its Significant Subsidiaries in excess of US$125.0 million, (C) the entry into of any agreement by Parent or any of its Subsidiaries relating to a transaction that has resulted or is expected to result in a Change of Control, (D) any resignation or termination of the independent accountants of the Company or any engagement of any new independent accountants of the Company, (E) any determination by the Company or the receipt of advice or notice by the Company from its independent accountants, in either case, confirming non-reliance on previously issued financial statements, a related audit opinion or a completed interim review, (F) the completion by the Company or any of its Restricted Subsidiaries of the acquisition of assets or an Asset Sale in excess of US$300.0 million and (G) any event of bankruptcy or insolvency that constitutes a Default; provided, however, that no such report will be required to be furnished if it is determined in good faith by the Company that such event is not material to Holders or the business, assets, operations, financial positions or prospects of the Company and its Restricted Subsidiaries, taken as a whole;

provided, however, that reports and information provided pursuant to Section 4.17(a)(i), (ii), (iii) and (iv) shall not be required to be accompanied by any exhibits or financial statements other than those financial statements explicitly required pursuant to Section 4.17(a)(i) and (ii).

(b)  At any time that the Unrestricted Subsidiaries of the Company, taken as a whole, account for more than 20% of the Consolidated EBITDA (calculated for the Company and its Subsidiaries, not just Restricted Subsidiaries) for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available, of the Company and its Subsidiaries, taken as a whole, then the quarterly and annual financial information required by Section 4.17(a) shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

(c)  In addition, for so long as any Notes are outstanding, unless the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise complies with such reporting requirements, the Company shall either (i) maintain a website (which may be non-public, but shall not restrict the recipients of such information from trading in securities) to which Holders of Notes, prospective investors, securities analysts and market makers that certify that they are qualified institutional buyers or are otherwise eligible to hold the Notes (collectively, “Permitted Parties”) are given access and to which the information required by the preceding paragraphs and the information required in Section 5.04 (the “Required Information”) is posted; or (ii) distribute via electronic mail the Required Information to beneficial owners of the Notes and prospective investors that certify that they are Permitted Parties who request to receive such distributions. If the Company makes available the reports described in Section 4.17(a)(i), (ii), (iii) and (iv) on the Company’s website, it will be deemed to have satisfied the reporting requirement set forth in such applicable clause. The Company shall either ensure the Trustee has access to such reports and any other Required Information on the website, or provide Trustee copies of such reports and any other Required Information. The Trustee shall have no responsibility whatsoever to determine whether any reports or Required Information have been posted to or filed on any website.

(d)  In addition, for so long as any Notes are outstanding, the Company shall also:

(i)  within 15 business days after providing the Trustee and the Holders with the annual and quarterly information required pursuant to Sections 4.17(a)(i) and (ii), hold a conference call for Permitted Parties to discuss such reports and the results of operations for the relevant reporting period; and

(ii)  issue a press release to any U.S. nationally recognized wire service, post to the website mentioned in Section 4.17(d)(i) or employ other means commercially reasonably expected to reach Permitted Parties no fewer than three business days prior to the date of the conference call required to be held in accordance with Section 4.17(d)(i), announcing the time and date of such conference call and either including all information necessary to access the call or directing Permitted Parties to contact the appropriate Person at the Company to obtain such information.

(e)  The Trustee shall have no duty to review or analyze reports delivered to it. Delivery of the above reports and the reports required by Section 5.04 to the Trustee is for informational purposes only and the Trustee’s receipt of such reports shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Issuers’ or any Guarantor’s compliance with any of their covenants in this Indenture (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate of the Company) or any other agreement or document. The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, and shall have no responsibility or liability for the Issuers’ and Guarantors’ compliance or non-compliance with any covenants in the Indenture or Notes, including with respect to any reports or other documents posted on any website or filed with the SEC, or participate in any conference calls.

(f)  For so long as any Notes remain outstanding, the Issuers shall furnish to Holders and securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(g)  The Company’s obligations pursuant to this Section 4.17 may, at the Company’s option, be suspended and instead provided by any direct or indirect parent of the Company (other than the Parent) (any such entity, a “Company Reporting Entity”) as of any date, and for so long as, all of the following conditions are satisfied:

(i)  the Company Reporting Entity beneficially owns directly or indirectly at least 95% (less any director’s qualifying shares or shares owned by foreign nationals to the extent mandated by applicable law) of the Voting Stock of the Company; and

(ii)  Company Reporting Entity makes the reports and financial information referred to in Section 4.17(a)(i) above available on its website (or otherwise permitted above), or otherwise publicly available within the time periods specified in Section 4.17(a)(i) above, except that such reports and financial information may be with respect to Company Reporting Entity instead of the Company; provided that, if the Company Reporting Entity has material operating assets (other than the Company and its Subsidiaries), the quarterly and annual financial statements of Company Reporting Entity shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Company Reporting Entity (any period during which the reporting obligations pursuant to Section 4.18 are suspended pursuant to this Section 4.17(g) being referred to herein as a “Reporting Suspension Period”). The requirements of Section 4.17(a) shall resume as of the end of any Reporting Suspension Period, but no Default or Event of Default shall be deemed to have occurred or be continuing due to non-compliance during any Reporting Suspension Period with the requirements of Section 4.17(a).

Section 4.18.  Suspension of Covenants.

(a)  Following the first day (the “Suspension Date”) that (i) the Notes have an Investment Grade Rating from two of the Rating Agencies and (ii) no Default has occurred and is continuing under this Indenture, the Company and its Restricted Subsidiaries shall not be subject to Sections 4.08, 4.09, 4.11, 4.12, 4.13, 4.15 and 6.01(a)(iii)(B) (collectively, the “Suspended Covenants”). In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Company and the Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default shall be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period.

(b)  On the Reversion Date, all Debt Incurred during the Suspension Period shall be classified to have been Incurred pursuant to Section 4.08(a) or (b) (to the extent such Debt would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Debt Incurred prior to the Suspension Date and outstanding on the Reversion Date). To the extent such Debt would not be so permitted to be Incurred pursuant to Section 4.08, such Debt shall be deemed to have been outstanding on the Effective Date, so that it is classified as permitted under Section 4.08(b)(ii). Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 4.09 shall be made as though such Section 4.09 had been in effect prior to, but not during, the Suspension Period (and, for avoidance of doubt, all Consolidated Net Income and other amounts attributable to the Suspension Period that would otherwise increase the amount of Restricted Payments available to be made pursuant to any clause (including Section 4.09(a)(iii)(A)) of Section 4.09 shall be excluded in determining the amount of Restricted Payments available to be made following the Reversion Date). For purposes of determining compliance with Section 4.11(a), on the Reversion Date, the Net Available Cash from all Asset Sales not applied in accordance with such Section 4.09 shall be deemed to be reset to zero. No Restricted Subsidiary of the Company shall be required to comply with Section 4.15 after such reinstatement with respect to any guarantee entered into by such Restricted Subsidiary during any Suspension Period and shall have no duty to notify holders thereof.

(c)  The Company shall deliver an Officer’s Certificate to the Trustee of the occurrence of a Suspension Date or Reversion Date. The Trustee shall be entitled to rely conclusively on such Officer’s Certificate. The Trustee shall have no obligation to monitor the occurrence, continuance or cessation of a Suspension Date or Reversion Date, nor shall it have any obligation to notify Holders of any such occurrence, continuance or cessation.

Section 4.19.  Measuring Compliance.

(a)  With respect to any (x) Restricted Payment, Investment, acquisition, merger, amalgamation, or similar transaction and (y) repayment, repurchase or refinancing of Debt, Disqualified Stock or Preferred Stock with respect to which a notice of repayment (or similar notice), which may be conditional, has been delivered, in each case for purposes of determining:

(i)  whether any Debt that is being incurred or Disqualified Stock or Preferred Stock being issued in connection with such Restricted Payment, Investment, acquisition, merger, amalgamation, or similar transaction, or repayment, repurchase or refinancing of Debt, Disqualified Stock or Preferred Stock, is permitted to be incurred in compliance with this Indenture;

(ii)  whether any Lien being incurred in connection with such Restricted Payment, Investment, acquisition, merger, amalgamation, or similar transaction, or repayment, repurchase or refinancing of Debt, Disqualified Stock or Preferred Stock or to secure any such Indebtedness, is permitted to be incurred in compliance with this Indenture;

(iii)  whether any other transaction undertaken or proposed to be undertaken in connection with such Restricted Payment, Investment, acquisition, merger, amalgamation, or similar transaction, or repayment, repurchase or refinancing of Debt, Disqualified Stock or Preferred Stock, is permitted in compliance with this Indenture;

(iv)  any calculation of the ratios, baskets or financial metrics, including Fixed Charge Coverage Ratio, Leverage Ratio, Secured Leverage Debt Ratio, Consolidated Net Income, Consolidated EBITDA, Total Assets and/or pro forma cost savings, and whether a Default or Event of Default exists in connection with the foregoing; and

(v)  whether any condition precedent to the incurrence of Debt or Liens, or issuance of Disqualified Stock or Preferred Stock, in each case, that is being incurred in connection with such Restricted Payment, Investment, acquisition, merger, amalgamation, or similar transaction or repayment, repurchase or refinancing of Debt, Disqualified Stock or Preferred Stock is satisfied, at the option of the Company, any of its Restricted Subsidiaries, any parent entity, any successor entity of any of the foregoing or a third party (the “Testing Party”), the date of declaration of such Restricted Payment, the date that the definitive agreement for such Restricted Payment, Investment, acquisition, merger, amalgamation, or similar transaction is entered into, the date a public announcement of such Restricted Payment, Investment, acquisition, merger, amalgamation, or similar transaction or the date of such notice, which may be conditional, of such repayment, repurchase or refinancing of Debt, Disqualified Stock or Preferred Stock is given to the holders of such Debt, Disqualified Stock or Preferred Stock (any such date, the “Transaction Agreement Date”) may be used as the applicable date of determination, as the case may be, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

(b)  For the avoidance of doubt, if the Testing Party elects to use the Transaction Agreement Date as the applicable date of determination in accordance with the foregoing:

(i)  any fluctuation or change in the ratios, baskets or financial metrics, including Fixed Charge Coverage Ratio, Leverage Ratio, Secured Leverage Debt Ratio, Consolidated Net Income, Consolidated EBITDA, Total Assets and/or pro forma cost savings of the Company, from the Transaction Agreement Date to the date of consummation of such Restricted Payment, Investment, acquisition, merger, amalgamation, or similar transaction, or repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock will not be taken into account for purposes of determining (i) whether any Debt or Lien that is being incurred in connection with such Restricted Payment, Investment, acquisition, merger, amalgamation, or similar transaction, or repayment, repurchase or refinancing of Debt, Disqualified Stock or Preferred Stock is permitted to be incurred or (ii) in connection with compliance by the Company or any of its Restricted Subsidiaries with any other provision of this Indenture or the Notes, whether any other transaction undertaken in connection with such Restricted Payment, Investment, acquisition, merger, amalgamation, or similar transaction, or repayment, repurchase or refinancing of Debt, Disqualified Stock or Preferred Stock is permitted to be incurred;

(ii)  if financial statements for one or more subsequent fiscal quarters shall have become available, the Testing Party may elect, in its sole discretion, to redetermine all such baskets, ratios and financial metrics on the basis of such financial statements, in which case such date of redetermination shall thereafter be deemed to be the applicable Transaction Agreement Date for purposes of such baskets, ratios and financial metrics;

(iii)  until such Restricted Payment, Investment, acquisition, merger, amalgamation, or similar transaction, or repayment, repurchase or refinancing of Debt, Disqualified Stock or Preferred Stock is consummated or such definitive agreements are terminated, such Restricted Payment, Investment, acquisition, merger, amalgamation, or similar transaction or repayment, repurchase or refinancing of Debt, Disqualified Stock or Preferred Stock and all transactions proposed to be undertaken in connection therewith (including the incurrence of Debt, issuance of Disqualified Stock or Preferred Stock and Liens) shall be given pro forma effect when determining compliance of other transactions (including the incurrence of Debt, issuance of Disqualified Stock or Preferred Stock and Liens unrelated to such Restricted Payment, Investment, acquisition, merger, amalgamation, or similar transaction, or repayment, repurchase or refinancing of Debt, Disqualified Stock or Preferred Stock) that are consummated after the Transaction Agreement Date and on or prior to the date of consummation of such Restricted Payment, Investment, acquisition, merger, amalgamation, or similar transaction, or repayment, repurchase or refinancing of Debt, Disqualified Stock or Preferred Stock and any such transactions (including any incurrence of Debt or issuance of Disqualified Stock or Preferred Stock and the use of proceeds thereof) shall be deemed to have occurred on the Transaction Agreement Date and deemed to be outstanding thereafter for purposes of calculating any baskets, ratios or financial metrics under the indenture after the Transaction Agreement Date and before the date of consummation of such Restricted Payment, Investment, acquisition, merger, amalgamation, or similar transaction, or repayment, repurchase or refinancing of Debt, Disqualified Stock or Preferred Stock; and

(iv)  Consolidated Interest Expense for purposes of the Fixed Charge Coverage Ratio will be calculated using an assumed interest rate based on the indicative interest margin (without giving effect to any step-ups) contained in any financing commitment documentation with respect to such Debt, Disqualified Stock or Preferred Stock or, if no such indicative interest margin exists, as reasonably determined by the Company in good faith. In addition, compliance with any requirement relating to the absence of a Default or Event of Default may be determined as of the Transaction Agreement Date (including any new Transaction Agreement Date) and not as of any later date as would otherwise be required under this Indenture.

Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture that does not require compliance with a financial ratio or financial test (including any Fixed Charge Coverage Ratio, Leverage Ratio, Secured Leverage Debt Ratio, Consolidated Net Income, Consolidated EBITDA, or Total Assets test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture that requires compliance with a financial ratio or financial test (including any Fixed Charge Coverage Ratio, Leverage Ratio, Secured Leverage Debt Ratio, Consolidated Net Income, Consolidated EBITDA, or Total Assets test) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts (and thereafter, incurrence of the portion of such amount under the Fixed Amount shall be included in such calculation).

Section 2.04. Amendment to Parent Covenants: Article Five (“Certain Covenants of Parent”) of the Indenture is hereby deleted in its entirety and replaced with the following:

Article 5
COVENANTS OF PARENT

Section 5.01.  Limitation on Incurrence of Additional Debt.

(a)  Parent shall not, and shall not permit any of its Restricted Subsidiaries to, Incur, any Debt and Parent shall not issue any Disqualified Capital Stock and its Restricted Subsidiaries will not issue any Preferred Stock, except Preferred Stock issued to Parent or a Restricted Subsidiary of Parent; provided, however, that Parent and any of its Restricted Subsidiaries may Incur Debt or issue shares of such Capital Stock, in either case, if after giving effect to all Incurrences of Debt and issuances of such Capital Stock on such date and the application of the proceeds therefrom, the Fixed Charge Coverage Ratio of Parent and its Restricted Subsidiaries would be at least 2.00 to 1.00.

(b)  The limitation described in Section 5.01(a) will not prohibit Parent and its Restricted Subsidiaries from incurring any or all of the following Debt (“Parent Permitted Debt”):

(i)  Existing Debt;

(ii)  (a) Debt of Parent or a Restricted Subsidiary of Parent under the ABL Revolving Credit Agreement or other Credit Facilities, including guarantees thereof; provided that, after giving effect to any such Incurrence (including the application of proceeds therefrom), the aggregate principal amount of all Debt Incurred and then outstanding under this clause (2)(a) shall not exceed the greater of (x) US$1,000.0 million less the sum of all principal payments of the ABL Revolving Credit Agreement or other Credit Facilities made pursuant to Section 4.11(a)(ii)(C)(1) and less the outstanding principal amount of any Receivables Facilities and (y) the sum of (i) 85% of the book value of accounts receivable of Parent and its Restricted Subsidiaries plus (ii) 80% of the book value of inventory of Parent and its Restricted Subsidiaries (excluding, in the case of clauses (i) and (ii), any such assets that are the subject of a Receivables Facility), in the case of clause (y), determined based on the consolidated balance sheet of Parent for the fiscal quarter most recently ended on or prior to the date on which such Debt is Incurred for which internal financial statements are available (as adjusted to give pro forma effect to acquisitions or dispositions outside the ordinary course of business occurring after the date of such balance sheet but on or before the date of such Incurrence) and (b) Debt of Parent or a Restricted Subsidiary of Parent under Credit Facilities (other than the ABL Revolving Facility); provided that, after giving effect to any such Incurrence (including the application of proceeds therefrom), the aggregate principal amount of all Debt Incurred and then outstanding under this clause (2)(b) shall not exceed the greater of (x) US$2,800.0 million less the sum of all principal payments of Credit Facilities (other than the ABL Revolving Credit Agreement) made pursuant to Section 4.11(a)(ii)(C)(1) and (y) an aggregate principal amount of Debt that at the time of Incurrence does not cause the Secured Leverage Ratio of Parent to exceed 3.5 to 1.00;

(iii)  Debt of Parent owing to and held by any of its Restricted Subsidiaries or Debt of a Restricted Subsidiary of Parent owing to and held by Parent or any of its Restricted Subsidiaries; provided, however, that any Debt of Parent owing to and held by any Restricted Subsidiary shall be unsecured and shall be subordinated in right of payment to the payment and performance of Parent’s obligations under the Guarantee; provided further, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary of Parent ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Debt, except to Parent or any of its Restricted Subsidiaries, shall be deemed, in each case, to constitute the Incurrence of that Debt by the issuer thereof not permitted by this Section 5.01(b)(iii);

(iv)  the Notes issued on the Effective Date and the Guarantees of all of the Notes;

(v)  Hedging Obligations; provided, however, that the agreements governing those Hedging Obligations are not for speculative purposes, as determined by the Company;

(vi)  Additional Debt of Parent or any of its Restricted Subsidiaries not otherwise permitted under this covenant, in an aggregate principal amount, which when aggregated with the aggregate principal amount of all other Debt Incurred pursuant to this Section 5.01(b)(vi) (including any refinancing thereof), does not at any one time outstanding exceed the greater of (i) US$1,200.0 million and (ii) 4.0% of Total Assets of Parent;

(vii)  Refinancing Debt with respect to Debt permitted by Section 5.01(b)(i), 5.01(b)(iv), 5.01(b)(xiii), 5.01(b)(xiv), 5.01(b)(xxi), this Section 5.01(b)(vii) and Section 5.01(a);

(viii)  Guarantees by Parent or Restricted Subsidiaries of Parent of any Debt of Parent or any of its Restricted Subsidiaries permitted to be Incurred under this Section 5.01;

(ix)  Debt in respect of performance bonds, reimbursement obligations with respect to letters of credit, bankers’ acceptances, completion guarantees and surety or appeal bonds provided by Parent or any of its Restricted Subsidiaries in the ordinary course of business or Debt with respect to reimbursement type obligations regarding workers’ compensation claims;

(x)  Pledges, deposits or payments made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations, or arising from guarantees to suppliers, lessors, licensees, contractors, franchisees or customers of obligations, other than Debt, made in the ordinary course of business;

(xi)  Debt arising from agreements providing for indemnification, adjustment of purchase price, earnouts or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of Parent or any of its Restricted Subsidiaries pursuant to those agreements, in each case, Incurred in connection with the acquisition or disposition of any business assets or Restricted Subsidiaries of Parent, other than guarantees of Debt or other obligations Incurred by any Person acquiring all or any portion of those business assets or Restricted Subsidiaries of Parent for the purpose of financing that acquisition; provided that, in the case of a disposition, the principal amount shall not exceed the gross proceeds, including non-cash proceeds, actually received by Parent or any of its Restricted Subsidiaries in connection with that disposition plus any fees or expenses incurred therein;

(xii)  Debt, including but not limited to Capitalized Lease Obligations, mortgage financings or purchase money obligations, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation, commissioning or improvement of property or assets, whether through direct purchase of assets or the Capital Stock of any Person owning those assets, or Incurred to refinance any such purchase price or cost of construction or improvement, and refinancings thereof, in an aggregate amount not to exceed at any one time outstanding the greater of (i) US$1,500.0 million and (ii) 5.0% of Total Assets of Parent;

(xiii)  (a) Debt or Disqualified Capital Stock of Parent or Debt, Disqualified Capital Stock or Preferred Stock of any of its Restricted Subsidiaries Incurred or issued to finance an acquisition; provided that the amount of Debt, Disqualified Capital Stock and Preferred Stock that may be Incurred or issued pursuant to this clause (a) shall not exceed the greater of (i) US$1,200.0 million and (ii) 4.0% of Total Assets of Parent or (b) Acquired Debt or Disqualified Capital Stock of Persons that are acquired by Parent or any of its Restricted Subsidiaries or merged into a Restricted Subsidiary; provided, however, that such Acquired Debt or Disqualified Capital Stock is not Incurred in contemplation of that acquisition or merger; and provided further that, in the case of this clause (b), after giving effect to the acquisition or merger,

(A) Parent would be permitted to Incur at least US$1.00 of additional Debt under Section 5.01(a), or

(B) the Fixed Charge Coverage Ratio of Parent and its Restricted Subsidiaries would be equal to or greater than immediately prior to such acquisition or merger;

(xiv)  The Incurrence of Debt to the extent that the net proceeds thereof are promptly (a) deposited to defease, or to satisfy and discharge, all of the outstanding Notes in accordance with the provisions described undersection 9.01 or Section 9.02 or (b) used to purchase Notes tendered in a Change of Control Offer made as result of a Change of Control Triggering Event in accordance with this Indenture;

(xv)  Debt Incurred by a Restricted Subsidiary of Parent in an aggregate principal amount which, when added together with the amount of Debt Incurred pursuant to this Section 5.01(b)(xv) (including any refinancing thereof), does not any one time outstanding exceed the greatest of (i) US$600.0 million, (ii) 2.0% of Total Assets of Parent, and (iii) 15% of the aggregate Total Assets of the Restricted Subsidiaries of the Company;

(xvi)  Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn inadvertently against insufficient funds in the ordinary course of business, provided that such Debt is extinguished within five business days of incurrence of such Debt;

(xvii)  Debt of the Company or any of its Restricted Subsidiaries incurred under Section 4.08;

(xviii)  Debt or Disqualified Capital Stock of Parent, and Debt, Disqualified Capital Stock or Preferred Stock of any of Parent’s Restricted Subsidiaries in an aggregate principal amount or liquidation preference up to 100% of the Net Cash Proceeds received by Parent from either (x) the issuance or sale of its Qualified Capital Stock subsequent to the Effective Date or (y) as a contribution in respect of its Qualified Capital Stock from its shareholders subsequent to the Effective Date (in each case, other than Excluded Contributions or sales of Capital Stock to Parent or any of its Subsidiaries) as determined in accordance with Section 5.02(a)(iii)(B) to the extent such Net Cash Proceeds have not been applied pursuant to such clause to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the second paragraph under Section 4.09(b) or to make Parent Permitted Investments (other than Parent Permitted Investments specified in clauses (xiv) and (xv) of the definition thereof);

(xix)  Debt supported by a letter of credit issued pursuant to a Credit Facility, in a principal amount not in excess of the stated amount of such letter of credit;

(xx)  Debt consisting of the financing of insurance premiums or take or pay obligations contained in supply arrangements in the ordinary course of their business;

(xxi)  JBS Subordinated Indebtedness in an aggregate principal amount outstanding at any one time under this clause (xxi) as of the date of any such incurrence immediately after giving effect thereto, together with any Refinancing Debt in respect thereof, not to exceed US$200.0 million; and

(xxii)  Disqualified Capital Stock issued to a Restricted Subsidiary but only so long as so held by them.

(c)  For purposes of determining compliance with this Section 5.01:

(i)  any Debt outstanding or Incurred on the Effective Date under the Senior Secured Credit Agreements will be treated as Incurred on the Effective Date under Section 5.01(b)(ii);

(ii)  in the event that an item of Debt (or any portion thereof) meets the criteria of more than one of the categories of Parent Permitted Debt or is entitled to be Incurred pursuant to the first Section 5.01(a), Parent, in its sole discretion, will classify such item of Debt (or any portion thereof) at the time of Incurrence and will only be required to include the amount and type of such Debt in one of such categories of Parent Permitted Debt or pursuant to Section 5.01(a);

(iii)  Parent will be entitled to divide and classify an item of Debt in more than one of such categories of Parent Permitted Debt or pursuant to Section 5.01(a);

(iv)  any Debt originally classified as Incurred pursuant to any category of Parent Permitted Debt (other than pursuant to Section 5.01(b)(ii)) thereof may later be reclassified by Parent such that it will be deemed as having been Incurred pursuant to Section 5.01(a) or another category of Parent Permitted Debt, as applicable, to the extent that such reclassified Debt could be Incurred pursuant to such paragraph or clause at the time of such reclassification; and

(v)  notwithstanding any other provision in this Section 5.01, the maximum amount of Debt that may be Incurred pursuant to this Section 5.01 shall not be deemed to be exceeded with respect to any outstanding Debt due solely to the result of fluctuations in the exchange rates of currencies.

(d)  For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Debt where the Debt Incurred is denominated in a different currency, the amount of such Debt shall be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Debt; provided, however, that if any such Debt denominated in a different currency is subject to a Currency Protection Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Debt, the amount of such Debt expressed in U.S. dollars shall be as provided in such Currency Protection Agreement. The principal amount of any Refinancing Debt Incurred in the same currency as the Debt, Disqualified Capital Stock or Preferred Stock being refinanced shall be the U.S. Dollar Equivalent of the Debt, Disqualified Capital Stock or Preferred Stock refinanced, except to the extent that (i) such U.S. Dollar Equivalent was determined based on a Currency Protection Agreement, in which case the Refinancing Debt shall be determined in accordance with the preceding sentence, and (ii) such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if the U.S. Dollar Equivalent were calculated as of the date of such refinancing, in which case such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount in the applicable currency of such Refinancing Debt does not exceed the principal amount in such currency of such Debt, Disqualified Capital Stock or Preferred Stock being refinanced.

Section 5.02.  Limitation on Restricted Payments.

(a)  Parent shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment if immediately after giving effect to that Restricted Payment:

(i)  an Event of Default shall have occurred and be continuing, or would result from that Restricted Payment;

(ii)  Parent is not able to Incur an additional US$1.00 of Debt pursuant to Section 5.01(a);

(iii)  the aggregate amount of the Restricted Payment and all other Restricted Payments declared or made subsequent to the Effective Date would, exceed the sum of (without duplication):

(A) 50% of the cumulative Consolidated Net Income of Parent accrued during the period (treated as one accounting period) from (i) March 31, 2009 to December 31, 2017 so long as the Leverage Ratio of Parent is not greater than 4.75 to 1.00 after giving pro forma effect to such Restricted Payment plus (ii) January 1, 2018 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal financial statements are available (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit; plus

(B) 100% of the aggregate Net Cash Proceeds and the Fair Market Value of marketable securities or other property received by Parent either (x) from the issuance or sale of its Qualified Capital Stock subsequent to May 27, 2011 (except, in the case of this clause (x), for the issuance of Capital Stock sold to a Restricted Subsidiary or Parent or the Net Cash Proceeds of which are applied pursuant to clause (ii) or (ix) of Section 5.02(b)) or (y) as a contribution in respect of its Qualified Capital Stock from its shareholders subsequent to May 27, 2011 (except to the extent such Net Cash Proceeds (i) have been used to incur Debt, Disqualified Capital Stock or Preferred Stock pursuant to clause (xviii) of the second paragraph under Section 5.01, (ii) are contributed by a Restricted Subsidiary of Parent or (iii) constitute Excluded Contributions); plus

(C) 100% of the aggregate amount by which Debt of Parent or any of its Restricted Subsidiaries is reduced on Parent’s balance sheet upon the conversion or exchange subsequent to May 27, 2011 of any Debt of Parent or any of its Restricted Subsidiaries into or for Qualified Capital Stock of Parent or any direct or indirect parent entity of Parent (less the amount of any cash, or the Fair Market Value of any other property, distributed by Parent or any of its Restricted Subsidiaries upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by Parent or any of its Restricted Subsidiaries from the sale of such Debt (excluding Net Cash Proceeds from sales to a Subsidiary of Parent or to an employee stock ownership plan or a trust established by Parent or any of its Subsidiaries for the benefit of their employees); plus

(D) 100% of the amount equal to the sum of (x) the aggregate amount of cash and the Fair Market Value of any asset (other than cash) received by Parent or any of its Restricted Subsidiaries subsequent to May 27, 2011 with respect to Investments made by Parent or any of its Restricted Subsidiaries in any Person and resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale or other disposition of such Investment and proceeds representing the return of capital and (y) in the event that Parent redesignates an Unrestricted Subsidiary to be a Restricted Subsidiary of Parent, the portion (proportionate to Parent’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary of Parent.

(b)  The provisions of Section 5.02(a) shall not prohibit:

(i)  the payment of any dividend or the making of any distribution within 60 days after the date of its declaration if the dividend or distribution would have been permitted on the date it is declared;

(ii)  any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Qualified Capital Stock of Parent or a substantially concurrent cash capital contribution received by Parent from its shareholders with respect to its Qualified Capital Stock; provided that such Net Cash Proceeds shall be excluded from the calculation in Section 5.02(a)(iii);

(iii)  repurchases of Capital Stock or warrants, options or rights to acquire Capital Stock deemed to occur upon exercise of warrants, options or rights to acquire Capital Stock if such Capital Stock, warrants, options or rights represent a portion of the exercise price of such warrants, options or rights or nominal cash payments in lieu of issuances of fractional shares;

(iv)  payments made to purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Debt of Parent pursuant to provisions requiring Parent to offer to purchase, redeem, defease or otherwise acquire or retire for value such Subordinated Debt, in each case, at a purchase price not greater than 101% of the principal amount of such Subordinated Debt, plus any accrued and unpaid interest thereon, pursuant to provisions similar to those in Section 4.07; provided, however, that the Issuers shall have previously made a Change of Control Offer in connection with such change of control transaction and have purchased all Notes tendered in connection with that Change of Control Offer before the making of such Restricted Payment to the extent required under this Indenture;

(v)  the declaration and payment of dividends by Parent or any Restricted Subsidiary to any direct or indirect parent entity of Parent in amounts required for such parent entity to pay:

(A) franchise and excise taxes and other fees, taxes and expenses required to maintain its corporate existence,

(B) foreign, federal, state and local income and similar taxes, to the extent such income taxes are attributable to the income, revenue, receipts, capital or margin of Parent and the Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that Parent and its Restricted Subsidiaries would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were Parent, its Restricted and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such direct or indirect parent entity of Parent,

(C) customary salary, bonus and other benefits payable to officers, employees and directors of Holding or any other direct or indirect parent entity of Parent to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of Parent and the Restricted Subsidiaries, including the Parent’s proportionate share of such amount relating to such parent entity being a public company,

(D) general corporate operating (including, without limitation, expenses related to auditing or other accounting matters) and overhead costs and expenses of any direct or indirect parent entity of Parent to the extent such costs and expenses are attributable to the ownership or operation of Parent and the Restricted Subsidiaries, including Parent’s proportionate share of such amount relating to such parent entity being a public company,

(E)   amounts required for any direct or indirect parent entity of Parent to pay fees and expenses incurred by any direct or indirect parent entity of Parent related to (i) the maintenance by such parent entity of its corporate or other entity existence and (ii) any unsuccessful equity or debt offering of such parent entity of Parent,

(F) taxes with respect to income of any direct or indirect parent entity of Parent derived from funding made available to Parent and its Restricted Subsidiaries by such direct or indirect parent entity, and

(G) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Parent or any such direct or indirect parent entity of Parent;

(vi)  [Reserved]

(vii)  Restricted Payments made after the Effective Date in an aggregate amount which, when taken together with all Restricted Payments made pursuant to this clause (vii), does not exceed the greater of (i) US$850.0 million and (ii) 15.0% of Consolidated EBITDA of Parent for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available; plus the amount calculated pursuant to Section 5.02(a)(iii)(D) with respect to any Investments made (or deemed made with respect to an Unrestricted Subsidiary) pursuant to this Section 5.02(b)(vii);

(viii)  any Restricted Payment so long as the Leverage Ratio of Parent is less than 4.00 to 1.00 after giving pro forma effect to such Restricted Payment;

(ix)  the payment of dividends, distributions or other amounts to fund the repurchase, redemption or other acquisition or retirement for value of any of Parent’s or its direct or indirect parent’s Equity Interests or any Equity Interests of any of its Restricted Subsidiaries held by any then-existing or former director, officer, employee, independent contractor or consultant of Parent, its direct or indirect parent or any of its Restricted Subsidiaries or their respective assigns, estates or heirs; provided, however, that the price paid for all repurchased, redeemed, acquired or retired Equity Interests in all cases, other than as a result of death or disability, does not exceed US$25.0 million in the aggregate in any fiscal year (with unused amounts in any fiscal year being carried over to succeeding fiscal years, subject to a maximum (without giving effect to the following proviso) of US$50.0 million in any fiscal year); provided, further, that the amounts in any fiscal year may be increased by an amount not to exceed:

(A) the cash proceeds received by Parent from the sale of Qualified Capital Stock of Parent to any present or former employees, directors, officers or consultants (or their respective permitted transferees) of Parent or any of its Restricted Subsidiaries following the Effective Date, to the extent that such cash proceeds have not otherwise been applied to the payment of Restricted Payments by virtue of Section 5.02(a)(iii) or Section 5.02(b)(ii); provided that such amounts as have been applied to the payment of Restricted Payments in accordance with this clause (ix) shall be excluded from the calculation of the amount of Restricted Payments permitted pursuant Section 5.02(a)(iii) and Section 5.02(b)(ii); plus

(B) the cash proceeds of “key man” life insurance policies received by Parent or any of its Restricted Subsidiaries since the Effective Date; less

(C) the amount of any Restricted Payments previously made with the cash proceeds described in subclause (A) or (B) of this Section 5.02(b)(ix);

and provided, further, that cancellation of Debt owing to Parent from any present or former employees, directors, officers or consultants (or their respective permitted transferees) of Parent or any of its Restricted Subsidiaries in connection with a repurchase of Capital Stock of Parent will not be deemed to constitute a Restricted Payment for purposes of this Section 5.02;

(x)  the redemption, repurchase or other acquisition or retirement of (i) Subordinated Debt made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Debt constituting Refinancing Debt and (ii) Disqualified Capital Stock made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Capital Stock constituting Refinancing Debt;

(xi)  payments of Subordinated Debt owed to Parent or any of its Restricted Subsidiaries, the Incurrence of which was permitted under Section 5.01(b)(iii);

(xii)  in the event of an Asset Sale that requires the Issuers to offer to repurchase Notes pursuant to Section 4.11 the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Debt of Parent at a purchase price not greater than 100% of the principal amount (or, if such Subordinated Debt were issued with original issue discount, 100% of the accreted value) of such Subordinated Debt, plus any accrued and unpaid interest thereon; provided, however, that (A) prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Issuers have made an Asset Sale Offer with respect to the Notes pursuant to Section 4.11 and has repurchased all Notes validly tendered and not withdrawn in connection with such Asset Sale Offer and (B) the aggregate amount of all such payments, purchases, redemptions, defeasances or other acquisitions or retirements of all such Subordinated Debt may not exceed (x) the amount by which Net Available Cash was reduced as a result of the Asset Sale Offer less (y) the Net Available Cash actually used to consummate the Asset Sale Offer for the Notes (and any other Pari Passu Debt (as defined under Section 4.11) included in such Asset Sale Offer);

(xiii)  the declaration and payment of mandatory dividends in an amount equivalent to not more than the Minimum Legally Required Dividend including, in each case, in the form of interest attributable to Parent’s outstanding capital; provided that the payment of such amounts is in compliance with the Brazilian corporate law and Parent’s bylaws and that Parent’s Board of Directors, with the approval of its fiscal council, if in existence at such time, has not reported to the general shareholders’ meeting that the distribution would not be advisable given the financial condition of Parent or its Subsidiaries;

(xiv)  the payment of dividends on Disqualified Capital Stock issued in compliance with Section 5.01 to the extent that such dividends are included in the determination of Consolidated Interest Expense;

(xv)  [reserved];

(xvi)  the distribution, by dividend or otherwise, of shares of Capital Stock of, or Debt owed to Parent or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(xvii)  the declaration and payment of dividends on Parent’s common Capital Stock (or the payment of dividends to any direct or indirect parent entity of Parent to fund a payment of dividends on such entity’s common Capital Stock) of an amount not to exceed the sum of (i) up to 6.0% per annum of the net cash proceeds actually received by or contributed to Parent in or from any such public offering, other than (x) public offerings with respect to common Capital Stock, or options, warrants or rights, registered on Form S-4, F-4 or S-8, (y) an issuance to any Subsidiary or (z) any offering of common Capital Stock issued in connection with a transaction that constitutes a Change of Control and (ii) an aggregate amount per annum not to exceed 6.0% of the Market Capitalization of Parent;

(xviii) distributions or payments of Receivables Fees;

(xix) [reserved];

(xx) Restricted Payments in an amount equal to the amount of Excluded Contributions made since May 27, 2011;

(xxi) the repurchase, redemption or other acquisition for value of Equity Interests of Parent deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of Parent that is permitted by this Indenture; and

(xxii) payments on or with respect to JBS Subordinated Indebtedness;

provided, however, in the case of any Restricted Payment made pursuant to Sections 5.02(b)(vii), 5.02(b)(viii) or 5.02(b)(xvi), that no Event of Default shall have occurred or be continuing at the time of the payment or as a result of that Restricted Payment.

(c)  In determining the aggregate amount of Restricted Payments made subsequent to the Effective Date, amounts expended pursuant to Section 5.02(b)(i), (xiii) and (xvii) shall be included in such calculation, and all others shall be excluded.

The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by Parent or such Restricted Subsidiary of Parent, as the case may be, pursuant to such Restricted Payment.

If Parent or any of its Restricted Subsidiaries makes a Restricted Payment that, at the time of the making of such Restricted Payment, would be permitted under the requirements of this covenant, such Restricted Payment will be deemed to have been made in compliance with this covenant notwithstanding any subsequent adjustments made in good faith to Parent’s financial statements affecting the amount available for Restricted Payments.

(d)  For purposes of determining compliance with this Section 5.02:

(i) in the event that a proposed Restricted Payment (or a portion thereof) meets the criteria of clauses (i) through (xxii) of Section 5.02(b) or is entitled to be made pursuant to Section 5.02(a), Parent or any of its Restricted Subsidiaries may allocate all or any portion of such Restricted Payment among the categories described in clauses (i) through (xxii) of Section 5.02(b) or among such categories and the types described in Section 5.02(a); provided that, at the time of such allocation, all such Restricted Payments, or allocated portions thereof, would be permitted under the various provisions of this Section 5.02; and

(ii) any Restricted Payment (or a portion thereof) originally made pursuant to clauses (i) through (xxii) of Section 5.02(b), or pursuant to Section 5.02(a), may later be reclassified by Parent such that it will be deemed as having been made pursuant to Section 5.02(a) or clauses (i) through (xxii) of Section 5.02(b), as applicable, to the extent that such reclassified Restricted Payment could be made pursuant to such section or clause at the time of such reclassification.

Section 5.03.  Designation of Restricted and Unrestricted Subsidiaries.

(a)  Parent may designate any of its Subsidiaries (other than the Company and its Restricted Subsidiaries), including any newly formed Subsidiary or any Person that will become a Subsidiary of Parent by way of acquisition, to be an Unrestricted Subsidiary; provided that such designation is permitted by either (i) the covenant described under Section 5.02 or (ii) under one or more of the items in the definition of “Parent Permitted Investments.”

(b)  Parent may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Parent subject to the condition that the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary would not cause a Default, it being understood that any Debt, Liens, agreements or transactions of such Unrestricted Subsidiary outstanding at the time of such redesignation shall be deemed to be Incurred or entered into at such time.

Section 5.04.  Reports of Parent.

(a)  Prior to the Fall-Away Event, Parent shall make available to the Trustee and the Holders of Notes with the following:

(i)  within 120 days after the end of each fiscal year of Parent, annual audited consolidated financial statements in English of Parent, prepared in accordance with IFRS and accompanied by an opinion of independent public accountants; and

(ii)  within 60 days after the end of each of the first three fiscal quarters of each fiscal year of Parent, quarterly unaudited consolidated financial statements in English of Parent prepared in accordance with IFRS.

(b)  At any time that the Unrestricted Subsidiaries of Parent, taken as a whole, account for at least 20% of the Consolidated EBITDA (calculated for Parent and its Subsidiaries, not just Restricted Subsidiaries) for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available, of Parent and its Subsidiaries, taken as a whole, then the quarterly and annual financial information required by Section 5.04(a) shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto of the financial condition and results of operations of Parent and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Parent.

(c)  The trustee shall have no duty to review or analyze reports delivered to it. Delivery of any information, documents and reports to the trustee is for informational purposes only, and the trustee’s receipt of such shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including Parent’s compliance with any of its covenants hereunder (as to which the trustee is entitled to rely exclusively on an officer’s certificate). The trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, and shall have no responsibility or liability for Parent’s compliance or noncompliance with any covenants in the indenture or notes, including with respect to any reports or other documents posted on any website or filed with the SEC, or participate in any conference calls.

(d)  Parent’s obligations pursuant to this Section 5.04 may, at Parent’s option, be suspended and instead provided by any direct or indirect parent of Parent (any such entity, a “Parent Reporting Entity”) as of any date, and for so long as, all of the following conditions are satisfied:

(i)  Parent Reporting Entity beneficially owns directly or indirectly at least 95% (less any director’s qualifying shares or shares owned by foreign nationals to the extent mandated by applicable law) of the Voting Stock of Parent; and

(ii)  Parent Reporting Entity makes the reports and financial information referred to in Section 5.04(a) available on its website (or otherwise permitted above), or otherwise publicly available within the time periods specified in Section 5.04(a), except that such reports and financial information may be with respect to Parent Reporting Entity instead of Parent; provided that, if the Parent Reporting Entity has material operating assets (other than Parent and its Subsidiaries), the quarterly and annual financial statements of Parent Reporting Entity shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto of the financial condition and results of operations of Parent and its Restricted Subsidiaries separate from the financial condition and results of operations of the Parent Reporting Entity (any period during which the reporting obligations pursuant Section 5.04(a) are suspended pursuant to this clause being referred to herein as a “Parent Reporting Suspension Period”). The requirements of Section 5.04(a) above shall resume as of the end of any Parent Reporting Suspension Period, but no Default or Event of Default shall be deemed to have occurred or be continuing due to non-compliance during any Parent Reporting Suspension Period with the requirements of Section 5.04(a).

Section 5.05.  Corporate Existence.

Parent will do or cause to be done all things necessary to preserve and keep in full force and effect its existence and the existence of each Subsidiary in accordance with their respective organizational documents, and the material rights, licenses and franchises of Parent and each Subsidiary; provided that Parent is not required to preserve any such right, license or franchise, or the existence of any Subsidiary, if the maintenance or preservation thereof is no longer desirable in the conduct of the business of Parent and its Subsidiaries taken as a whole, or that the loss thereof is not adverse in any material respect to the Holders of the Notes; and provided further that this Section does not prohibit any transaction otherwise permitted by Section 6.01(c).

Section 5.06.  Suspension of Covenants.

(a)  Following the first day (the “Parent Suspension Date”) that: (i) Parent or its senior unsecured debt or the Notes have an Investment Grade Rating from two of the Rating Agencies and (ii) no Default has occurred and is continuing under this Indenture, Parent and its Restricted Subsidiaries will not be subject to Section 5.01 and 5.02 (collectively, the “Parent Suspended Covenants”). In the event that Parent and its Restricted Subsidiaries are not subject to the Parent Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Parent Reversion Date”) one or two of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to Parent, its senior unsecured debt or Notes, as applicable, below an Investment Grade Rating, then Parent and its Restricted Subsidiaries will thereafter again be subject to the Parent Suspended Covenants with respect to future events. The period of time between the Parent Suspension Date and the Parent Reversion Date is referred to as the “Parent Suspension Period.” Notwithstanding that the Parent Suspended Covenants may be reinstated, no Default will be deemed to have occurred as a result of a failure to comply with the Parent Suspended Covenants during the Parent Suspension Period.

(b)  On the Parent Reversion Date, all Debt Incurred during the Parent Suspension Period will be classified to have been Incurred pursuant to Section 5.01(a) or Section 5.02(b) (to the extent such Debt would be permitted to be Incurred thereunder as of the Parent Reversion Date and after giving effect to Debt Incurred prior to the Parent Suspension Date and outstanding on the Parent Reversion Date). To the extent such Debt would not be so permitted to be Incurred pursuant to Section 5.01, such Debt will be deemed to have been outstanding on the Effective Date, so that it is classified as permitted under Section 5.01(b)(ii). Calculations made after the Parent Reversion Date of the amount available to be made as Distributions under Section 5.02 will be made as though such Section 5.02 had been in effect prior to, but not during, the Parent Suspension Period (and, for avoidance of doubt, all Consolidated Net Income of Parent and other amounts attributable to the Parent Suspension Period that would otherwise increase the amount of Distributions available to be made pursuant to any clause under Section 5.02 (including Section 5.02(a)(iii)(A) shall be excluded in determining the amount of Distributions available to be made following the Parent Reversion Date).

(c)  Parent shall deliver an Officer’s Certificate to the Trustee of the occurrence of a Parent Suspension Date or Parent Reversion Date. The Trustee shall be entitled to rely conclusively on such Officer’s Certificate. The Trustee shall have no obligation to monitor the occurrence, continuance or cessation of a Parent Suspension Date or Parent Reversion Date, nor shall it have any obligation to notify Holders of any such occurrence, continuance or cessation and shall have no duty to notify holders thereof.

Section 2.05. Amendment to Successor Corporation: Article Six (“Successor Corporation”) of the Indenture is hereby deleted in its entirety and replaced with the following:

Article 6
SUCCESSOR CORPORATION

Section 6.01.  Mergers, Consolidations, Etc.

(a)  The Company shall not, in a single transaction or a series of related transactions, consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets determined on a consolidated basis to, another Person unless:

(i)  either

(A)  the Company is the Surviving Person; or

(B)  the Person, if other than the Company, formed by such consolidation or into which the Company is merged or the Person that acquires the properties and assets of the Company substantially as an entirety, the Person to which assets of the Company have been transferred, shall be a corporation or limited liability company organized (or equivalent) and existing under the laws of the United States or any State of the United States or the District of Columbia or any other country member of the Organization for Economic Co-operation and Development (OECD) if such successor Person undertakes to pay such Additional Amounts as set forth under Section 11.04 (collectively, the “Permitted Jurisdiction”); provided, however, that if the Person formed by such consolidation or into which the Company is merged or the Person that acquires the properties and assets of the Company substantially as an entirety is a limited liability company, JBS USA Finance or JBS USA Food Company shall be a co-obligor on the Notes or the Company or such Surviving Person shall cause a Restricted Subsidiary of the Company that is a corporation to become a co-obligor on the Notes;

(ii)  such Surviving Person, if other than the Company, assumes all of the obligations of the Company under the Notes and this Indenture pursuant to a supplemental indenture;

(iii)  immediately after giving effect to that transaction and the use of the proceeds from that transaction, on a pro forma basis, including giving effect to any Debt Incurred or anticipated to be Incurred in connection with that transaction and the use of the proceeds from that transaction,

(A)  no Event of Default shall have occurred and be continuing; and

(B)  except in the case of a consolidation or merger of the Company with or into a Restricted Subsidiary or a sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the Company’s assets to a Restricted Subsidiary, immediately after giving effect to such transaction,

(1)  such Surviving Person shall be able to Incur US$1.00 of additional Debt under Section 4.08(a); or

(2)  the Fixed Charge Coverage Ratio for the Surviving Person and its Restricted Subsidiaries would be equal to or greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to the transaction; and

(iv)  the Company delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties or assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company. Notwithstanding clause (iii) of this Section 6.01(a),

(A)  any Restricted Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company, and

(B)  the Company may merge with one of its Affiliates solely for the purpose of reorganizing the Company in another Permitted Jurisdiction to realize tax or other benefits.

In the event of any transaction (other than a lease) referred to in and complying with the conditions listed in Section 6.01(a)(i) in which the Company is not the Surviving Person and the Surviving Person is to assume all the obligations of the Company under the Notes and this Indenture pursuant to a supplemental indenture, that Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Company, and the Company shall be discharged from its obligations under this Indenture and the Notes.

(b)  Each Subsidiary Guarantor (other than any Subsidiary Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and this Indenture) shall not, JBS USA Food Company shall not and the Company shall not cause or permit any Subsidiary Guarantor or JBS USA Food Company to, consolidate with or merge with or into any Person other than the Company, any other Subsidiary Guarantor or JBS USA Food Company unless:

(i)  such entity surviving any such consolidation or merger (if other than the Subsidiary Guarantor or JBS USA Food Company) assumes by supplemental indenture all of the obligations of (x) the Subsidiary Guarantor on the Guarantee or (y) JBS USA Food Company on the Notes;

(ii)  immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing; and

(iii)  the Company delivers to the Trustee prior to the consummation of the proposed transaction an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied.

(c)  Prior to the Fall-Away Event, Parent will not, in a single transaction or a series of related transactions, consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets determined on a consolidated basis to, another Person unless:

(i)  either

(A)  Parent is the Surviving Person; or

(B)  the Person, if other than Parent, formed by such consolidation or into which Parent is merged or the Person that acquires the properties and assets of Parent substantially as an entirety, the Person to which assets of Parent have been transferred, will be a corporation or limited liability company organized (or equivalent) and existing under the laws of the Federative Republic of Brazil or any political subdivision thereof or any other country member of the Organization for Economic Co-operation and Development (OECD);

(ii)  such Surviving Person, if other than Parent, assumes all of the obligations of Parent under its Guarantee and this Indenture pursuant to a supplemental indenture;

(iii)  immediately after giving effect to that transaction and the use of the proceeds from that transaction, on a pro forma basis, including giving effect to any Debt Incurred in connection with that transaction and the use of the proceeds from that transaction, no Event of Default shall have occurred and be continuing; and

(iv)  Parent delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with this Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of Parent, the Capital Stock of which constitutes all or substantially all of the properties or assets of Parent, will be deemed to be the transfer of all or substantially all of the properties and assets of Parent. Notwithstanding the foregoing clause (iii) of this Section 6.01(c), any Subsidiary of Parent may consolidate with, merge into or transfer all or part of its properties and assets to Parent and Parent may merge with one of its Affiliates solely for the purpose of reorganizing Parent in another Permitted Jurisdiction to realize tax or other benefits.

In the event of any transaction (other than a lease) described in and complying with the conditions listed in Section 6.01(c)(i) in which Parent is not the Surviving Person and the Surviving Person is to assume all the obligations of Parent under the Notes and this Indenture pursuant to a supplemental indenture, that Surviving Person will succeed to, and be substituted for, and may exercise every right and power of Parent, and Parent will be discharged from its obligations under its Guarantee and this Indenture.

Section 2.06. Amendments to Events of Default: Article Seven (“Default and Remedies”) of the Indenture is hereby deleted in its entirety and replaced with the following:

Article 7
DEFAULT AND REMEDIES

Section 7.01.  Events of Default. Each of the following is an “Event of Default”:

(a)  the failure to pay interest on the Notes when that interest becomes due and payable and the Default continues for 30 days;

(b)  the failure to pay principal of or premium, if any, on the Notes when that principal or premium, if any, becomes due and payable, at maturity, upon redemption or otherwise;

(c)  the failure to comply with Section 6.01;

(d)  failure by any Parent Guarantor, the Issuers or any Restricted Subsidiary of the Company to observe or perform (a) the provisions described under Section 4.17 and Section 5.04, which failure is continuing for a period of 90 days (and may be cured by filing, furnishing or making available, as applicable, the delinquent report within such 90-day period) or (b)any other covenant or agreement contained in the Notes or this Indenture, which failure continues for a period of 60 days after the Company receives a written notice specifying the Default from the Trustee or Holders of at least 30% in outstanding aggregate principal amount of Notes;

(e)  Debt of an Issuer or any Significant Subsidiary of the Company or, prior to the Fall-Away Event, any Parent Guarantor or Significant Subsidiary of the Parent is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Debt unpaid or accelerated exceeds US$125.0 million;

(f)  failure by the Company, any Significant Subsidiary of the Company or, prior to the Fall-Away Event, Parent or any of its Significant Subsidiaries (other than the Company or any of its Significant Subsidiaries) to pay or discharge final and non-appealable judgments for the payment of money entered by a court or courts of competent jurisdiction aggregating in excess of US$125.0 million, which judgments are not discharged, waived or stayed (to the extent not covered by insurance) for a period of 60 consecutive days following entry of such final and non-appealable judgments or decrees during which a stay of enforcement of each such final and non-appealable judgment or decree, by reason of pending appeal or otherwise, is not in effect;

(g)  an Issuer or any Significant Subsidiary of the Company or, prior to the Fall-Away Event, any Parent Guarantor or Significant Subsidiary of Parent (other than the Company or any of its Significant Subsidiaries), pursuant to or within the meaning of any Bankruptcy Law:

(i)  commences a voluntary case,

(ii)  consents to the entry of an order for relief against it in an involuntary case,

(iii)  consents to the appointment of a Custodian of it or for all or substantially all of its assets, or

(iv)  makes a general assignment for the benefit of its creditors;

(v)  or takes any comparable action under foreign laws relating to insolvency;

(h)  a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)  is for relief against an Issuer or any Significant Subsidiary of the Company or, prior to the Fall-Away Event, any Parent Guarantor or Significant Subsidiary of Parent (other than the Company or any of its Significant Subsidiaries), as debtor in an involuntary case,

(ii)  appoints a Custodian of an Issuer or any Significant Subsidiary of the Company or, prior to the Fall-Away Event, any Parent Guarantor or Significant Subsidiary of Parent (other than the Company or any of its Significant Subsidiaries), or

(iii)  orders the liquidation of an Issuer or any Significant Subsidiary of the Company or, prior to the Fall-Away Event, any Parent Guarantor or Significant Subsidiary of Parent (other than the Company or any of its Significant Subsidiaries),

(iv)  or any similar relief is granted under any foreign laws, or takes any comparable action under any foreign law relating to insolvency; and the order, decree or similar relief remains unstayed and in effect for 60 days; or

(i)  any Guarantee of a Significant Subsidiary of the Company or, prior to the Fall-Away Event, any Parent Guarantor ceases to be in full force and effect, or is declared to be null and void and unenforceable by a judicial determination, or is found to be invalid by a judicial determination, any Guarantor that is a Significant Subsidiary of the Company or, prior to the Fall-Away Event, any Parent Guarantor denies (in writing) its obligations under its Guarantee (in each case, other than by reason of release of a Guarantor in accordance with the terms of this Indenture).

Section 7.02.  Acceleration.

(a)  If any Event of Default (other than those of the type in clause (g) or (h) of Section 7.01 with respect to the Company or, prior to the Fall-Away Event, Parent) occurs and is continuing, the Trustee or the Holders of at least 25% in outstanding aggregate principal amount of then outstanding Notes may, declare the principal of all the Notes, together with all accrued and unpaid interest, premium, if any, to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that such notice is a notice of acceleration, and the same shall become immediately due and payable.

(b)  If an Event of Default of the type referred to in clause (g) or (h) of Section 7.01 relating to the Company or, prior to the Fall-Away Event, Parent occurs and is continuing, then such amount with respect to all the Notes shall become due and payable immediately without any declaration or other act on the part of the Trustee or any Holder.

(c)  Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of the Holders of all of the Notes rescind any acceleration and its consequences with respect to the Notes; provided (i) such rescission would not conflict with any judgment of a court of competent jurisdiction and (ii) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel have been paid.

(d)  The Trustee shall not be deemed to have notice of any Default or Event of Default (other than a payment default) unless a written notice of default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and the Indenture and states that it is a notice of default.

(e)  In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (e) of Section 7.01 has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (e) of Section 7.01 shall be remedied or cured, or waived by the holders of the Debt, or the Debt that gave rise to such Event of Default shall have been discharged in full and if (i) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

(f)  If a Default for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another default that resulted solely because of that Initial Default shall also be cured without any further action. Any Default or Event of Default for the failure to comply with the time periods prescribed in Section 4.17 or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by such covenant or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture.

Section 7.03.  Other Remedies. If a Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, or interest on, the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon a Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.

Section 7.04.  Waiver of Past Defaults. Subject to Sections 2.09, 7.07 and 10.02, the Holders of a majority in principal amount of the outstanding Notes (which may include consents obtained in connection with a tender offer or exchange offer of Notes) by written notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default and its consequences (including any resulting non-payment Default or Event of Default), except a continuing Default or Event of Default in the payment of principal, premium, if any, or interest on, any Note held by a non-consenting Holder that did not result from a non-payment Default or Event of Default. The Company shall deliver to the Trustee an Officer’s Certificate stating that the requisite percentage of Holders have consented to such waiver and attaching copies of such consents. When a Default is waived, it is cured and ceases.

Section 7.05.  Control by Majority. The Holders of not less than a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it. Subject to Section 8.01, however, the Trustee may refuse to follow any direction that conflicts with any law or this Indenture, that the Trustee determines may be unduly prejudicial to the rights of another Holder (it being understood that the Trustee has no duty to determine if any directed action is prejudicial to any Holder), or that may involve the Trustee in personal liability; provided that the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

In the event the Trustee takes any action or follows any direction pursuant to this Indenture, the Trustee shall be entitled to indemnification satisfactory to it against any loss or expense caused by taking such action or following such direction.

Section 7.06.  Limitation on Suits. No Holder shall have any right to institute any proceeding with respect to this Indenture or for any remedy thereunder, unless the Trustee:

(a)  has failed to act for a period of 60 days after receiving written notice of a continuing Event of Default by such Holder and a request to act by Holders of at least 25% in aggregate principal amount of Notes outstanding;

(b)  has been offered indemnity satisfactory to it in its reasonable judgment; and

(c)  has not received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request.

However, such limitations do not apply to a suit instituted by a Holder of any Note for enforcement of payment of the principal of or interest on such Note on or after the due date therefor.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over such other Holder (it being understood that the Trustee has no duty to determine whether any direction is unduly prejudicial to any Holder of a Note).

Section 7.07.  Rights of Holders To Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, and interest on, a Note, on or after the respective due dates therefor, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holder.

Section 7.08.  Collection Suit by Trustee. If a Default in payment of principal or interest specified in Section 7.01(a) or (b) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuers or any other obligor on the Notes for the whole amount of principal and accrued interest and fees remaining unpaid, together with interest on overdue principal and, to the extent that payment of such interest is lawful, interest on overdue installments of interest, in each case at the rate per annum borne by the Notes and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 7.09.  Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relating to the Issuers, their creditors or their property and shall be entitled and empowered to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and any Custodian in any such judicial proceedings is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, indemnities, disbursements and advances of the Trustee, its agent and counsel, and any other amounts due the Trustee under Section 8.07. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding. The Trustee shall be entitled to participate as a member of any official committee of creditors in the matters as it deems necessary or advisable.

Section 7.10.  Priorities. If the Trustee collects any money or property pursuant to this Article 7, it shall pay out the money or property in the following order:

First: to the Trustee for amounts due under Section 8.07;

Second: to Holders for interest accrued on the Notes, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for interest;

Third: to Holders for principal amounts due and unpaid on the Notes, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal; and

Fourth: to the Issuers or, if applicable, the Guarantors, as their respective interests may appear.

The Trustee, upon prior notice to the Issuers, may fix a record date and payment date for any payment to Holders pursuant to this Section 7.10.

Section 7.11.  Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 7.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 7.07, or a suit by a Holder or Holders of more than 10% in principal amount of the outstanding Notes.

Section 2.07. Amendments to Guarantee: Article Eleven (“Guarantee”) of the Indenture is hereby deleted in its entirety and replaced with the following:

Article 11
GUARANTEE

Section 11.01. Guarantee. Subject to this Article 11, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuers hereunder or thereunder, that: (a) the principal of and interest on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuers to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise (all of the foregoing being hereinafter collectively called the “Guaranteed Obligations”).

Each Guarantor waives presentation to, demand of, payment from and protest to the Issuers of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations. The obligations of each Guarantor hereunder shall not be affected by (1) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Issuers or any other Person (including any Guarantor) under this Indenture, the Notes or any other agreement or otherwise; (2) any extension or renewal of any thereof; (3) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (4) the release of any security held by any Holder or the Trustee for the Guaranteed Obligations or any of them; (5) the failure of any Holder or the Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (6) except as set forth in Section 11.06 or 11.07, any change in the ownership of such Guarantor.

Each Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.

Except as expressly set forth in Sections 9.02(a), 11.03, 11.06 and 11.07, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Issuers or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuers to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (A) the unpaid amount of such Guaranteed Obligations, (B) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and (C) all other monetary Guaranteed Obligations of the Company to the Holders and the Trustee.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section 11.01.

Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 7 hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 7 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee.

Section 11.02. [Reserved].

Section 11.03. Limitation on Guarantor Liability. Each Subsidiary Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Subsidiary Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar U.S. federal, state or foreign law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that, any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by any Subsidiary Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Indenture, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Section 11.04. Additional Amounts.

(a)  All payments made by the Company or any Guarantor in respect of the Notes or the related Guarantees shall be made free and clear of and without withholding or deduction for or on account of any present or future Taxes imposed or levied by or on behalf of any Taxing Authority of Brazil or Luxembourg or other jurisdiction in which the Company or such Guarantor is organized or engaged in business for tax purposes (any of the aforementioned being a “Taxing Jurisdiction”), unless Taxes are required to be withheld or deducted by law or by the interpretation or administration thereof. If Taxes are required to be withheld or deducted by a Taxing Authority within any Taxing Jurisdiction, from any payment made by the Company or any Guarantor, as the case may be, then the Company or such Guarantor, as the case may be, shall pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each Holder of Notes (including Additional Amounts) after such withholding or deduction shall equal the amount the Holder would have received if such Taxes had not been withheld or deducted; provided, however, that no Additional Amounts shall be payable with respect to:

(i)  any Tax imposed by the United States or by any political subdivision or Taxing Authority thereof or therein;

(ii)  any Taxes that would not have been so imposed, deducted or withheld but for the existence of any connection between the Holder or beneficial owner of a Note (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over, the Holder or beneficial owner of such Note, if the Holder or beneficial owner is an estate, nominee, trust, partnership, limited liability company or corporation) and the relevant Taxing Jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the relevant Taxing Jurisdiction), other than the mere receipt of such payment or the ownership or holding or enforcement of such Note;

(iii)  any estate, inheritance, gift, sales, value-added, excise, transfer or personal property Tax or similar Tax;

(iv)  any Taxes payable otherwise than by deduction or withholding from payments under or with respect to the Notes or the Guarantees;

(v)  any Taxes that would not have been so imposed, deducted or withheld if the Holder or beneficial owner of a Note or beneficial owner of any payment on the Guarantee of such Note had (A) made a declaration of non-residence, or any other claim or filing for exemption, to which it is entitled or (B) complied with any certification, identification, information, documentation or other reporting requirement concerning the nationality, residence, identity or connection with the relevant Taxing Jurisdiction of such Holder or beneficial owner of such Note or any payment on such Note (provided that (x) such declaration of non-residence or other claim or filing for exemption or such compliance is required by the applicable law, treaty, regulation, or official administrative practice of the Taxing Jurisdiction as a precondition to exemption from, or reduction in the rate of the imposition, deduction or withholding of, such Taxes and (y) at least 30 days prior to the first payment date with respect to which such declaration of non-residence or other claim or filing for exemption or such compliance is required under the applicable law of the Taxing Jurisdiction, Holders at that time have been notified by such Guarantor or any other Person through whom payment may be made that a declaration of non-residence or other claim or filing for exemption or such compliance is required to be made);

(vi)  any Taxes that would not have been so imposed, deducted or withheld if the beneficiary of the payment had presented the Note for payment within 30 days after the date on which such payment or such Note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30-day period);

(vii)  any payment under or with respect to a Note to any Holder that is a fiduciary or partnership or any Person other than the sole beneficial owner of such payment or Note, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such partnership or the beneficial owner of such payment or Note would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual Holder of such Note;

(viii)  any Luxembourg registration duties (droit d’enregistrement) payable in the case of a voluntary registration of the Notes (and/or any document in relation therewith) by any holder or beneficial owner of such Notes with the Administration de l’Enregistrement des Domaines et de la TVA in Luxembourg, when such registration is not required to maintain, preserve or enforce the rights of that holder or beneficial owner under the Notes (and/or any document in relation therewith); or

(ix)  any combination of items (i) through (viii) above.

Notwithstanding any other provisions contained herein, each of the Issuers, any Guarantor or any other person making payments on behalf of the Issuers shall be entitled to deduct and withhold as required, and shall not be required to pay, any Additional Amounts with respect to any such withholding or deduction imposed on or in respect of any Note pursuant to Sections 1471 through 1474 of the Code (commonly referred to as “FATCA”), any treaty, law, regulation or other official guidance enacted by any jurisdiction implementing FATCA, any agreement between either of the Issuers, any Guarantor or any other person and the United States or any jurisdiction implementing FATCA, or any law of any jurisdiction implementing an intergovernmental approach to FATCA.

(b)  Whenever in this Indenture there is mentioned, in any context, the payment of principal, premium, if any, interest or of any other amount payable under or with respect to any Note or any Guarantee, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Section 11.05. Execution and Delivery of Guarantee. To evidence its Guarantee set forth in Section 11.01, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by an Officer.

Each Guarantor hereby agrees that its Guarantee set forth in Section 11.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an Officer whose signature is on this Indenture or on the notation of Guarantee no longer holds that office at the time the Trustee authenticates the Note, the Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

Section 11.06. Release of a Subsidiary Guarantor. A Guarantee by a Subsidiary Guarantor of the Notes shall be automatically and unconditionally released and discharged upon:

(i)  (A) such Subsidiary Guarantor ceasing to constitute a Restricted Subsidiary of the Company in compliance with this Indenture, whether upon a sale, exchange, transfer or disposition of Capital Stock in such Subsidiary Guarantor (including by way of merger or consolidation) or the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary, or (B) the sale or disposition in compliance with this Indenture of all or substantially all of the assets of such Subsidiary Guarantor;

(ii)  such Subsidiary Guarantor ceasing to be a guarantor under the Term Loan Credit Agreement, except a discharge or release by or as a result of payment under such guarantee;

(iii)  the exercise of the legal defeasance option or the covenant defeasance option under Section 9.02 or if the obligations of the Issuers under this Indenture are otherwise discharged in accordance with the terms of this Indenture; or

(iv)  a release in accordance with Article 10;

Upon the release of any Guarantor in accordance with this Indenture, the Company shall deliver an Officer’s Certificate to the Trustee notifying the Trustee of the release and stating that such release complies with the terms of this Indenture.

Each Subsidiary Guarantor may consolidate with or merge into or sell its assets to an Issuer or another Subsidiary Guarantor without limitation, or with other Persons upon the terms and conditions set forth in Section 6.01 of this Indenture.

The Trustee shall execute an appropriate instrument prepared by the Company evidencing the release of a Subsidiary Guarantor from its obligations under its Guarantee and this Indenture upon receipt of a request by the Company or such Subsidiary Guarantor accompanied by an Officer’s Certificate and an Opinion of Counsel certifying as to the compliance with this Section 11.06.

Section 11.07. Release of Guarantees of Parent Guarantors and Fall-Away of Covenants of Parent.

(a)  The Guarantees by the Parent Guarantors shall be automatically and unconditionally released and discharged upon:

(i)  the occurrence of a Fall-Away Event; or

(ii)  the exercise of the legal defeasance option or the covenant defeasance option under Section 9.02 or if the obligations of the Issuers under this Indenture are otherwise discharged in accordance with the terms of this Indenture.

(b)  Notwithstanding anything to the contrary in this Indenture, in the event that the Fall-Away Baskets may be eliminated from this Indenture (other than pursuant to Section 4.18) without causing a conflict and the conditions below are satisfied, at the Company’s election, the Company may enter into a supplemental indenture (a “Fall-Away Amendment”) with the Trustee (without the consent of any Holders of Notes), which provides for the following (the “Fall-Away Event”):

(i)  unconditional release of the Parent Guarantors from their Guarantees;

(ii)  elimination of the Fall-Away Baskets; and

(iii)  elimination of the covenants, set forth under (A) Article 5; and (B) Section 6.01(c); and

(iv)  elimination of Events of Default arising under the following clauses of Section 7.01: (c) (with respect to breaches under Section 6.01(c)); (d) (with respect to breaches under Article 5), (e), (f), (g) and (h) (with respect to events and circumstances with respect to Parent and its Subsidiaries other than the Company and its Subsidiaries) and (i) (in its entirety), and delete references to Parent in Sections 7.02(a) and (b).

(c)  The Fall-Away Event shall be subject to the additional conditions precedent:

(i)  any continuing guarantee by the Company or any of its Restricted Subsidiaries of any Debt of Parent shall cease to be permitted pursuant to clause (i) of the definition of “Permitted Debt” and shall cease to be permitted pursuant to clause (2) of the definition of “Permitted Investments,” and the Fall-Away Event shall not be permitted unless such guarantee is then permitted by other exceptions in Section 4.08 (it being understood that such guarantee shall not be permitted to be reallocated to clause (vii) of the definitions of “Permitted Debt”) and Section 4.09;

(ii)  immediately after giving effect to the Fall-Away Event (including the Fall-Away Amendment and the condition set forth in clause (i) above), (A) no Event of Default shall have occurred and be continuing or would result from the Fall-Away Event; (B) the Company shall be able to Incur an additional US$1.00 of Debt pursuant to Section 4.08(a) or the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries immediately after giving effect to the Fall-Away Event shall be equal to or greater than that immediately before such event; (C) the amount calculated pursuant toSection 4.09(a)(iii) shall be positive; and (D) no Investments shall be outstanding under clause (16) of the definition of “Permitted Investments”; and

(iii)  the Company shall have delivered to the Trustee an Officer’s Certificate and Opinion of Counsel stating that all conditions precedent under this Indenture relating to the Fall-Away Event have been satisfied.

(d)  Concurrently upon delivery to the Trustee of an Officer’s Certificate of the Company and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the Fall-Away Event have been satisfied, the Trustee shall execute any documents reasonably required in order to evidence the release of the Parent Guarantors from their obligations under the Guarantees.

Section 11.08. No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article 11 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 11 at law, in equity, by statute or otherwise.

Section 11.09. Modification. No modification, amendment or waiver of any provision of this Article 11, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstances.

Section 2.08. Amendments to Include Substitution of the Company Provision: Article Twelve (“Miscellaneous”) of the Indenture shall now be referred to as Article Thirteen (“Miscellaneous”), and all references within the Indenture to Article Twelve shall now be understood to refer to Article Thirteen. The following language shall be substituted as Article Twelve (“Substitution of the Company as Issuer”) henceforth:

Article 12
SUBSTITUTION OF THE COMPANY AS ISSUER

Section 12.01. Substitution of the Company as Issuer. Notwithstanding any other provision contained in this Indenture, the Company may, at the Company’s option and without the consent of any Holder of the Notes, be substituted (a “Substitution”) by any direct or indirect parent of the Company (the “Substituted Company”) for purposes of this Indenture and have the covenants (and related definitions) apply to the Substituted Company and its Restricted Subsidiaries; provided that the following conditions are satisfied:

(i)  the Substituted Company is a corporation or limited liability company organized (or the equivalents) and existing under the laws of the United States or any State of the United States or the District of Columbia or any other country member of the Organization for Economic Co-operation and Development (OECD);

(ii)  such Substituted Company, if not a Parent Guarantor, delivers a Guarantee or becomes a co-issuer of the Notes pursuant to a supplemental indenture;

(iii)  immediately after giving effect to the Substitution, on a pro forma basis,

(A)  no Event of Default shall have occurred and be continuing, and

(B)  such Substituted Company shall be able to Incur US$1.00 of additional Debt described under Section 4.08(a); or (ii) the Fixed Charge Coverage Ratio for the Substituted Company and its Restricted Subsidiaries would be equal to or greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to the Substitution; and

(iv)  the Company delivers to the Trustee an Officer’s Certificate stating that such Substitution complies with this Indenture and that all conditions precedent in this Indenture relating to such Substitution have been satisfied.

After the Substitution, all references to the Company shall be deemed to refer to the Substituted Company and the Company shall become a Restricted Subsidiary of the Substituted Company.

Section 2.09. Any provision contained in the Notes or the Indenture that relates to any provision of the Indenture amended by this Article 2 shall likewise be amended so that any such provision contained therein will conform to and be consistent with any provision of the Indenture as amended hereby.

ARTICLE III

Miscellaneous

Section 3.01. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York. For the avoidance of doubt, the application of the provisions of Article 470-1 to 470-19 (inclusive) of the Luxembourg law on commercial companies, dated August 10, 1915, as amended, is excluded.

Section 3.02. This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.

Section 3.03. This Supplemental Indenture is an amendment to the Indenture, and the Indenture and this Supplemental Indenture will henceforth be read together.

Section 3.04. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company. In entering this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee whether or not elsewhere herein so provided. The Issuers and the Guarantors expressly reaffirm and confirm their obligations to indemnify the Trustee in connection with the Indenture, this Supplemental Indenture and all the actions contemplated hereby, all in accordance with the terms of the Indenture.

Section 3.05. Any notice or communication to or from the parties shall be delivered in accordance with Section 12.02 of the Indenture.

Section 3.06. This Supplemental Indenture shall not amend, modify or alter any provision of the Indenture that would require the consent of each affected holder pursuant to Section 10.02(b) of the Indenture to make such amendment, modification or alteration.

Section 3.07. Nothing in this Supplemental Indenture or the Notes, expressed or implied, shall give to any Person other than the parties hereto and their successors hereunder and the Holders any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture or the Notes.

Section 3.08. The parties hereto ratify the provisions of Section 12.09 of the Indenture with respect to this Supplemental Indenture, as if such provisions were set forth in their entirety herein.

Section 3.09. In case any provision in this Supplemental Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 3.10. This Supplemental Indenture shall be effective as of June 29, 2021. This Supplemental Indenture shall become operative only upon the payment by the Company of the applicable Consent Fee.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

JBS USA LUX S.A.,

By:	/s/ Lucas Carracedo
	Name:	Lucas Carracedo
	Title:	Authorized Signatory

[Signature Page to First Supplemental Indenture to 5.500% Senior Notes due 2030]

REGIONS BANK, as Trustee

By:	/s/ Craig A. Kaye
	Name:	Craig A. Kaye
	Title:	Vice President

[Signature Page to First Supplemental Indenture to 5.500% Senior Notes due 2030]